SECURITIES AND EXCHANGE COMMISSION

                                 AMENDMENT NO. 1
                        FORM SB-2 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              PULTRONEX CORPORATION
              ---------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

              NEVADA                 3089                    Applied For
             -------                 ----                    -----------
     (State of Incorporation)   (Primary Standard       (IRS Employer ID No.)
                               Classification Code)

                 2305 - 8th St., Nisku, Alberta, Canada T9E 7Z3
                                 (780) 955 7374
             -------------------------------------------------------
             (Address and Telephone Number of Registrant's Principal
               Executive Offices and Principal Place of Business)


                           Pacific Corporate Services
                           5844 S. Pecos Road, Suite B
                            Las Vegas, Nevada 89120
                                  702 315 0555
             -------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of each                       Proposed        Proposed
class of              Amount        Maximum         Maximum         Amount of
securities            to be         offering price  aggregate       registration
to be registered      registered    per share       offering price  fee
----------------      ----------    --------------  --------------  ------------
Common Stock of
Selling Securities
Holders               2,180,400      $2.00          $4,360,800         $1,151.26

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE EXHIBIT INDEX APPEARS ON PAGE II-6 OF THE SEQUENTIALLY NUMBERED PAGES OF THIS REGISTRATION STATEMENT. THIS REGISTRATION STATEMENT, INCLUDING EXHIBITS, CONTAINS 95 PAGES.

PULTRONEX CORPORATION

CROSS REFERENCE SHEET FOR REGISTRATION STATEMENT ON FORM SB-2

ITEM  REGISTRATION STATEMENT HEADING           LOCATION IN PROSPECTUS

1.  Forepart of Registration Statement and     Outside Front Cover Page of
    Outside Front Cover Page of Prospectus     Prospectus
2.  Inside Front and Outside Back Cover
    Pages of Prospectus                        Inside Front and Outside Back
                                               Cover Pages of Prospectus
3.  Summary Information and Risk Factors       Prospectus Summary; Risk Factors
4.  Use of Proceeds                            Use of Proceeds
5.  Determination of Offering Price            Risk Factors; Description of
                                               Securities
6.  Dilution                                   Not Applicaable
7.  Selling Security Holders                   Selling Securities Holders
8.  Plan of Distribution                       Plan of Distribution
9.  Legal Proceedings                          Legal Proceedings
10. Directors and Executive Officers           Management
11. Security Ownership of Certain
    Beneficial Owners and Management           Principal Shareholders
12. Description of the Securities to be
    Registered                                 Prospectus Summary; Description
                                               of Securities; Outside Front
                                               Cover of Prospectus;
13. Interest of Named Experts and Counsel      Not Applicable
14. Statement as to Indemnification            Indemnification
15. Organization within 5 Years                Business of Pultronex
16. Description of Business                    Business of Pultronex
17. Management's Plan of Operation             Business of Pultronex
18. Description of Property                    Business of Pultronex
19. Certain Relationships and Related
    Transactions                               Certain Transactions
20. Market for Common Equity and
    Related Stockholder Matters                Market for Shares
21. Executive Compensation                     Executive Compensation
22. Financial Statements                       Financial Statements
23. Changes in and Disagreements With
    Accountants                                Not Applicable




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

                                   PROSPECTUS


                             Pultronex Corporation

2,180,400 shares of common stock offered by the Selling Securities Holders.

These Selling Securities Holders are individually offering their shares.

The price of the shares and the number of shares sold will be determined by each Selling Securities Holders.

There is no time limit for the Selling Securities Holders to sell the shares.

There are no minimum purchase requirements or escrow arrangements.

The Selling Securities Holders may sell their shares in privately negotiated transactions or in market transactions if a market develops.

No underwriter has been engaged to sell the shares for the Selling Securities Holders.

Pultronex Corporation, is not offering these Shares for sale and will not receive any proceeds from the sale of the Shares.

The shares are not presently traded on any recognized exchange or market.

These are speculative securities involving a high degree of risk. These shares should be purchased only by persons who can afford to lose their entire investment. (see "Risk Factors, page 3.")

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PULTRONEX LOGO

The date of this Prospectus is  ___________, 2000


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



                               Prospectus Summary


The Business of Pultronex Corporation

We are a technology based engineering, manufacturing and marketing company in the advanced composites industry.

We manufacture high strength, light weight, non-conductive, corrosion resistant, structural products.

We currently manufacture and market E-Z Deck, a proprietary product for the residential and commercial decking industry.

We also custom manufacture fiberglass hold-down straps for underground fuel storage tanks, and produce a structural beam for the agricultural industry.

New proprietary and custom products are continually being developed and evaluated for introduction into the marketplace. Our newest proprietary product, the WaterFront Seawall, was launched in September 1999.



Securities Offered

This Prospectus describes the offering of 2,180,400 shares of Pultronex common stock by the named Selling Securities Holders. These shares may be sold by their holders from time to time at prevailing market prices. There are no minimum purchase requirements. There are no escrow provisions with respect to the Offering by the Selling Securities Holders. Nor have any Underwriters or brokers been engaged to sell the Shares for the Selling Securities Holders.

We will not receive any of the proceeds from any sale of the Selling Securities Holders shares.


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




                                  Risk Factors

Investment in the Shares offered involve a high degree of risk. Prospective purchasers should consider carefully the following risks as well as the other information in this Prospectus.


Risk Factors Relating To Pultronex's Business


1. Limited Operating History.

For the eight month period ended August 31, 1999, Pultronex had net earnings of $59,965 based upon revenue of $1,448,974. Our operating subsidiary was formed and commenced operations in April 1998. As a result, it is subject to the risks inherent in a new enterprise, including the absence of a lengthy operating history, shortage of cash, under-capitalization and new products.


2. Competition from Alternative Deck Products and Traditional Wooden Decking.

We have a number of competitors in the alternative deck products industry. They include vinyl deck products including PVC and vinyl plastics covering extruded metal forms, post consumer recycled plastics, recycled wood fiber and plastics composites, and polymer deck carpet or spray-on coatings. Many of these competitors are larger companies with greater market share and financial resources than we currently have. In addition, We compete with traditional wood decking which presently dominates the deck market. We cannot give investors any assurance that we will be able to compete effectively.


3. Dependence on Matrix Ag, Inc., as a Major Customer.

Approximately 16% of our sales are from a pultruded structural beam used in hog barns which is manufactured for a single customer, Matrix Ag, Inc. We do not have a long term contract with Matrix Ag. Matrix Ag owns the production die and can move its production to any other pultruder that can offer short run custom production, warehousing and shipping services. While Matrix Ag sales have continued to increase despite record low hog prices which could effect demand for their products, we cannot assure investors that Matrix Ag., sales will not decline in the future. A halt or even decrease in Matrix Ag sales could have a materially adverse effect upon our business.


4. Possible Lack of Building  Code  Approval.

The sales of E-Z Deck can require building code approval in some jurisdictions. To that extent, Pultronex has a BOCA (Building Officials & Code Adminstrators)Certification ES95-38 which satisfies most building inspectors in most regions of the continent. There are some districts that require separate code certifications. Sales to these jurisdictions may be limited until regional code approval is obtained.


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
Risk Factors Relating To This Offering

1. Lack of a Public Market.

Our common stock is not presently listed for trading on any recognized exchange or market. Investors may have to indefinitely hold their shares and may have difficulty selling their shares.


2. Risk of Investing in Penny Stocks.

We believe that it is likely that our common stock will be characterized as penny stock. As such, broker-dealers dealing in our common stock will be subject to the disclosure rules for transactions involving penny stocks which require the broker-dealer to determine if purchasing our common stock is suitable for a particular investor. The broker-dealer must also obtain the written consent of purchasers to purchase our common stock. The broker-dealer must also disclose the best bid and offer prices available for our stock and the price at which the broker-dealer last purchased or sold our common stock. These additional burdens imposed upon broker-dealers may discourage them from effecting transactions in our common stock, which could make it difficult for an investor to sell their shares.

3. Arbitrary Determination of Warrant Exercise Price.

We arbitrarily set the exercise price of the Warrants based upon our capital needs and our own estimation of the potential market capitalization of the Company. The prices do not bear any relationship to the assets, book value, earnings or net worth of the Company and is not an indication of actual value. Investors should be aware of the risk of judging the real or potential market value of the common stock by comparison to the Warrant Exercise Price.


Where You Can Get Additional Information

Pultronex will be subject to and will comply with the periodic reporting Requirements of Section 12(g)of the Securities Exchange Act of 1934. Pultronex will furnish to its Shareholders an Annual Report on Form 10-KSB containing financial information examined and reported upon by independent certified public accountants, and it may also provide unaudited quarterly or other interim reports such as Forms 10-QSB or Form 8-K as it deems appropriate. Our Registration Statement on Form SB-2 with respect to the Securities offered by this prospectus, (a part of the Registration Statement)as well as its periodic reports may be inspected at the public reference facilities of the U.S. securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549,or at the Commission's regional offices at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 0007. Copies of such materials can be obtained from the Commission's Washington, D.C. office at prescribed rates.



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



Management's Discussion And Analysis Of Results Of Financial Condition And Results Of Operations

The following discussion and analysis should be read in conjunction with the audited financial statements of the Company and related notes included therein. This section contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are not guarantees of our future performance. They are subject to risks and uncertainties related to business operations, some of which are beyond our control. Our actual results may differ materially from those anticipated in these forward-looking statements.



Overview

Pultronex Corporation of Alberta acquired the pultrusion manufacturing assets of ZCL Composites Inc. effective April 1, 1998. Since that time we have worked diligently to diversify our product mix while remaining focused on our core competency in pultruding fiberglass reinforced structural lineal shapes. We have also been expanding our geographic market to balance the seasonality of our business. In our 2 years in business, the seasonal impact of sales has been strongest in the March through August period and weak from September to February.

The seasonal nature of the business over the past 2 years is reflected in that approximately 75% of total revenue is generated during the March to August period. Management is continuously looking for new product opportunities and markets, such as the WaterFront Sheet Pile, that will contribute to decrease the period of low sales activity. While these new products and market efforts are being implemented, it is not possible to determine the timeline to which significant revenues will be generated from those opportunities and markets. However, even with our short history, we have observed an increase interest in the company's core product, which has resulted in increased sales throughout the year. This fact is confirmed by the results of the 2nd quarter, which posted an increase of more than 300% from the same period last year. This we believe is attributable to our investment in advertising and promotion, raising market awareness of our products and increasing demand.

In 9-month period ending December 31, 1998, 60% of sales were in the United States and 40% were in Canada. For the 8-month period from January 1, 1999 to August 31, 1999, 70% of sales were in the United States and 30% in Canada. For the first six months of fiscal 2000, sales were 85% to the United States and 15% in Canada.

Pultronex has excess production capacity to facilitate growth. As such, we have optimized our production team to meet current and forecast demands without over staffing. With this approach we produce year round; growing inventory October through March and consuming inventory April through September.


Results of Operations

Pultronex Corporation began operating in April 1998 making December 31, 1998 its first fiscal period. During 1999, the company changed its year-end to August 31, 1999 because it better suited its business cycle. Therefore the first

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
fiscal period of operations covers a 9-month period from April 1, 1998 to December 31, 1998 and the second covers an 8-month period from January 1, 1999 to August 31, 1999. The interim statements are for the period commencing September 1, 1999 through to February 29, 2000.

The impact of seasonality results in losses from operations for the winter season. This is reflected in our results of operations for the 6 month period ending February 29, 2000. Not only is this period lower in sales, but also is the period of our highest expenditures on market development through travel and trade show activity.

                                                       Year Ended             Second Quarter
                                                Dec 31, 1998    Aug 31, 1999    Feb 29, 2000
                                                  (9 Months)      (8 Months)      (6 Months)
                                                -------------   ------------  --------------
Net sales                                              100.0%         100.0%          100.0%
Cost of sales                                           53.5%          51.4%           58.1%
Gross profit                                            46.5%          48.6%           41.9%
Selling, general and administrative expenses            34.8%          37.4%           60.6%
Depreciation                                             2.9%           2.9%            4.2%
Interest expense                                         2.2%           2.8%            5.9%
Other Income (expense)                                   0.2%          (0.3%)
Income (loss) before income taxes                        6.7%           5.1%         (24.6%)
Income taxes (recovery)                                  1.3%           1.0%          (7.8%)
Net profit (loss) for the period                         5.4%           4.1%         (16.9%)


Net Sales:
---------
In the first 9-months of operation ending December 31, 1998, net sales were $1.403 million. Net sales increased to $1.449 million for the 8-month period ending August 31, 1999. Comparative net sales for 2000 over 1999 for the 6-month period from September to February saw sales rise by 62.3% from $528,994 to $858,689. The increase in sales is attributable to implementation of the company's marketing plan, increases in trade show activity, and a significant increase in expenditure on advertising.

Gross Profit:
------------
The gross profit for the periods ending December 31, 1998, 46.5%, and August 31, 1999, 48.6%, remained relatively constant as a percentage of sales. The gross profit rate has dropped for the 6 month period ending February 29, 2000 to 41.9%. The reduction in gross profit percentage is due to an increase in large volume sales to stocking contractors. These sales are at a greater discount from suggested retail pricing. As we move through the spring and summer season, a greater percentage of sales are at a higher selling price to non-stocking contractors or direct sales to homeowners.

Selling, General and Administrative Expenses:
--------------------------------------------
Selling, general and administrative expenses increased by $53,615 for the 8 month period ending August 31, 1999 compared with the 9 month period ending December 31, 1998. Most of the increase was due to an increase in staff and an increase in trade show activity in the first half of 1999

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
compared with fiscal 1998. For the 6 first months of the current fiscal year we significantly increased our planned expenditures in market development. Total expenditures were up 81% to $484,181 from $267,519 for the same period last year. The majority of the expenditures were for travel, trade shows, and magazine advertising. Additions were also made to our sales and administrative staff.

Interest Expense:
----------------
Interest and financing expense for 1998 and 1999 consisted of borrowing costs for our term loan and utilization of operating line of credit and interest expense related to the note payable to ZCL Composites Inc. Interest expense for the year ended December 31, 1998 was $30,235 of which $15,667 was paid to ZCL Composites Inc. For the 8 months ending August 31, 1999, interest expense was $40,806 including $2,960 paid to ZCL Composites Inc. From September to February of this current fiscal year interest and financing expenses are $50,799 compared to $27,491 for the same period last year. Included in the current year's financing costs is a $23,734 realized loss on foreign exchange due to the strengthening of the Canadian dollar.

Accounts Receivable:
-------------------
The accounts receivable turnover ratios for each period ending December 1998, August 1999 and February 2000 are respectively 7.2, 2.8 and 1.2. These ratios can be misleading because of two major factors in addition to dealing with different time periods. First, the seasonality of the business, particularly during the start up phase of 1998 and early 1999, creates a cyclic fluctuation in accounts receivable. In 1998 we started with $0 in accounts receivable with the first period ending December 31, 1998 during the slow sales period. This point in time was 3 months after the end of the busiest season, providing the company time to collect the receivables resulting from the sales realized during that time. This combination yields an unusually high ratio.

Second, starting the second period with the low season and ending it with the last month of the peak season, compounded with the fact that normal terms extended to our newly signed customers are longer than the standard in the industry (another form of our marketing strategy), will contribute to show an unusually low ratio.

Seasonal sales also have a major impact in the calculation of this ratio for the period ended February 2000. Approximately $300,000 in sales occurred after the later part of January, distorting again the significance of the ratio.

Inventory:
---------
Inventory turns for the shortened periods are 0.86 for the 9 months ending December 31, 1998, 0.57 for the 8 months ending August 31, 1999 and 0.3 for the 6 months ending February 29, 2000. Similar to the accounts receivable, these inventory turnover ratios are for short periods, each less than 1 year, and calculated at different times of the sales and production cycle. Another factor that influences the inventory turnover rate is our current, low production capacity utilization. With the cyclic nature of sales, we need to utilize inventory as a buffer in order to meet customer demands during the busy period. Currently using a skeleton crew, minimal production is required to ensure the company an experienced labor force throughout the year. As a result, the inventory of finished product is increasing during the slow season and used up during the busy season.

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
Inventory is carried at the lower of cost or net realizable value. The nature of the glass fiber reinforced composite product is durability and long life. Therefore, allowances for product deterioration are not required. At February 29, 2000 inventory was $1,765,637 consisting of $1,592,565 in finished goods and $173,072 in raw material. Finished goods represent approximately 600,000 lineal feet of product.


Liquidity and Capital Resources:
-------------------------------
We historically financed our operations and growth with cash flow from issue of share capital to private investors, capital leases, bank loans and normal trade credit terms.

Cash flow used by operations was $299,276 for the 8-month period ended August 31, 1999 compared to $1,236,490 for the 9-month period ended December 31, 1998. Cash flow generated from financing activities was $ 357,643 in 1999 compared to $1,775,537 in 1998, while investing activities used $58,367 in 1999 compared to $539,047 in 1998. We have a credit agreement consisting of a $668,540 line of credit and a term loan facility.

Our term loan is payable monthly at $3,901 principal plus interest at Canadian Bank prime rate plus 1.5%. The loan will be paid in full by October 31, 2003. We had an operating line of credit based on qualified accounts receivable and inventory up to $534,832 from October 1998 to July 1999. In August 1999, the available operating line of credit was increased to $668,540. We were using $505,180 of the line of credit at August 31, 1999.

Our total assets increased by 39% mostly attributable to the increase in receivables and inventory. As originally planned, in October 1998 we sold our building for proceeds of $808,683 with a leaseback agreement. The proceeds were used to repay the note payable to ZCL Composites Inc.

Our short term investment plans consist of acquiring equipment to improve our TEX-PLUS coating system, automate secondary processing and accelerate curing processes. The investment is estimated to be $200,000 and will be financed through a term loan.

Future Outlook
--------------
Pultronex Corporation recognized that our strength was in its pultrusion technology. The deck business is seasonal and therefore we diversified the company's product and market mix to balance product demand throughout a greater part of the year. This effort has since April 1998 resulted in the penetration of new geographic markets, particularly in the southern regions of the United States. The geographic market expansion along with our commitment to create a greater product awareness has resulted in over 300% growth in sales for the second quarter of 2000 compared with the same December to February period last year. As market awareness builds in these regions, we expect that the effect of seasonal cycles to be reduced through increased sales in the winter months in the north.


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
Pultronex also diversified its product mix. We remain focused on our core competency in pultruded fiberglass structural lineal shapes. To increase plant utilization, we do custom manufacturing of structural beams for hog barn flooring and hold-down straps for underground fuel storage tanks. As both these customers grow, we expect to grow our business with them. In addition, Pultronex launched its WaterFront Sheet Piling for seawall and retaining walls in the late fall of 1999. This product is beginning to sell and is generating much interest in the market place. While it is too soon to be definitive about the total market demand, early indications are that it will contribute significantly to sales and profitability over the next few years.



                           Pultronex And Its Business


History

Pultronex Corporation was formed as a Nevada corporation in August, 1999. Also in August 1999, Krishen Mehra, Kuldip Delhon, Jarnail Sehra and Talvinder Sehra as the record owners of 100% of the common stock of Pultronex Corporation, a corporation organized under the laws of Alberta, Canada agreed to exchange 100% of the common stock of the Alberta corporation for 2,813,435 shares of the common stock in the Nevada corporation. On or before January 4, 2000, each of the twenty beneficial owners, officers and directors of the Company or family members of the officers and directors or employees of the Company affirmed the exchange of shares prior to receipt of stock certificates for common stock in the Company in their individual names. Krishen Mehra, Kuldip Delhon and Jarnail Sehra were the founders of the Alberta corporation and are the founders of the Company. Krishen Mehra is a director and Kuldip Delhon is an executive officer and director of the Company.

Pultronex Corporation, the Alberta corporation purchased the pultrusion manufacturing assets of ZCL Composites Inc., on April 1, 1998 for $3.0 million Canadian Funds. The Alberta corporation was formed by four investors; Kuldip (Kelly) Delhon, Krishen Mehra, Jarnail Sehra, and Robert Day. Robert Day and Kuldip Delhon were shareholders of ZCL Composites Inc. Robert Day was also a director and officer of ZCL. Mr. Day was bought out by the Alberta corporation in September 1998 for $1.30 Cdn. per share. Mr. Day beneficially owned 195,454 shares.

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
ZCL is the largest manufacturer of fiberglass underground fuel storage tanks in Canada and entered the pultrusion industry in 1992 and established the pultrusion manufacturing facility in Nisku in the fall of 1994. "Pultrusion" refers to the manufacturing process whereby reinforcing materials such as glass fiber are pulled through a resin bath or chamber and the mixture pulled through a heated die. The die shapes the product and the heat causes the resin to cure, resulting in a solid composite shape at the exit to the die. E-Z Deck was developed and introduced to the market in July 1993.



Products
========
E-Z Deck

E-Z Deck is a decking system that utilizes the strength, durability and maintenance free characteristics of composite glass fiber and resin construction. Unlike wood, this composite fiber product will not warp, split or crack, rot, has no surface nails to rust or pop up, and it never needs refinishing. The material is unaffected by extreme heat or cold, is insect proof and is not bothered by salt water or other corrosive elements.

E-Z Deck has the lowest amount of expansion and contraction of all of the alternative deck materials. Its high strength to weight ratio and thermal stability keeps it from warping as other plastic based products do, particularly those made from recycled plastics. The material composition retains its great looks for a lifetime. This is because of the high strength of the glass fiber reinforcements and the deep penetration of the resin and coloring into the entire product. The finish is through the product, not just on the surface. The durability of this type of construction enables the company to offer a lifetime warranty on the product's structural integrity and 15 years on its ability not to weather. Independent structural analysis and testing by the Alberta Research Council and McGill University along with accelerated weathering tests conducted by AOC, our main resin supplier, have proven the product's performance capability.

When E-Z Deck was originally developed by ZCL Composites Inc., great care was taken to enable the home handyman to construct the deck using familiar tools. This makes the product easy to install for the home handyman and the deck contractor. The deck boards are fastened by way of fiberglass clips that mount on the joists. The clip in place feature of the deck board system significantly reduces the installation time for experienced deck installers as the decking simply 'snaps' together. Flexibility has also been incorporated into the design of the deck system. The system allows the individual to incorporate other materials, such as wood features into the trim or railing systems to satisfy the design criteria of the owner.

Agricultural Beam

The Company also manufactures a structural beam for the hog barn industry for Matrix Ag Inc. of Calgary, Alberta. Pultronex is a contract manufacturer for Matrix Ag who owns the beam die. The Company helped Matrix with the initial design, testing and prototype development. We do not have a long term contract to manufacture the beam and beams which are manufactured pursuant to purchase orders received from Matrix. Matrix Ag markets the beam throughout North America as a component of their hog barn flooring system. The pultruded fiberglass beam design was selected for its light weight, strength and most importantly, for its corrosion resistance. While at present the demand for hogs is at a low point, we believe that sales will continue due to Matrix Ag's marketing experience and superior product provided by Matrix Ag (because of the pultruded fiberglass beam). This product represents approximately 16% of our current sales volume.


Tank Straps

Underground storage tanks can have a very high buoyancy force in areas where

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
there is a high water table. The buoyancy force on a 50,000 liter storage tank can be as much as 100,000 pounds force. It is usually a building code requirement to restrain these tanks from floating. To accomplish this, companies use hold down systems. We manufacture a pultruded fiberglass hold down strap that is capable of a minimum of 20,000 pounds force resistance. These straps are currently sold to ZCL Composites for restraining their tanks sold in North America and in Southeast Asia (primarily The Philippines). Strap production currently represents approximately 5% of Pultronex's revenue.


WaterFront Seawall

WaterFront Seawall was introduced to the market in September 1999. This is an interlocking structural sheet pile used to prevent soil erosion, primarily due to water. Applications include waterfront properties such as rivers, lakes, lagoons, bayous, canals, ocean fronts, or even water areas on golf courses. Additionally it can be used for shoring trenches and other excavations. WaterFront takes advantage of the natural properties of fiberglass. It is lighter in weight, stronger, and because of its strength to weight ratio, it is price competitive with other shoring products while generating an acceptable return on investment.

Other Products

In addition to pultruded products, we have acquired complementary products to increase our sales of proprietary products. These include the right to sell the 'Techstar' floating docks. This is a polyethylene float manufactured by Techstar, Inc., of Ontario, Canada, onto which E-Z Deck is mounted to provide the deck surface. We purchase order required quantities of floating dock materials from Techstar as and when we receive sales orders and then ship the materials to the purchaser for on-site assembly. This product expands the product mix and is helping the company enter the very large dock and marina market.

A strategic sourcing arrangement with 'Imperial Kool-Ray', of Toronto, Canada provides us with an aluminum railing system to complement our fiberglass system. This is to provide an alternative for customers who want something different in a railing system than what we produce. With this, an aluminum framing structure and stair support system is also available. We purchase order required quantities of aluminum railings from Imperial Kool-Ray as and when we receive sales orders and then ship the materials to the purchaser for on-site assembly. The Company must order minimum volumes of the Techstar product for different regions in order to maintain exclusivity with the minimum amounts negotiated annually.


Marketing & Distribution

Customers

We believe the consumers of the E-Z Deck are those people who consider the value in a product based on its total life cycle cost. We think our customers consider the value of the product in its functionality, its appearance, durability, life span and zero maintenance costs. We believe they value their time and do not want to spend it doing regular maintenance on their deck. We believe the E-Z Deck makes a status statement, that the E-Z Deck product is a functional and lifestyle enhancing product.


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We believe that generally, consumers of the E-Z Deck will be more performance and/or image selective buyers. We believe some of the consumer demand will occur because the product is an alternative to wood, particularly to those higher cost, more limited supplies of wood such as cedar or redwood. We believe other consumers will choose E-Z Deck because it represents a leading edge, up market image that reflects their life style or the image that they wish to portray. We believe this product will appeal to higher income earners who are looking for a high class, leading edge technology product that looks good for a lifetime. We believe the high strength, heat resistance, and no surface markings of the product give it that 'Mercedes Benz' kind of appeal.

We believe use of our E-Z Deck product over 5 years makes E-Z Deck more cost effective than wood because of wood's high maintenance costs. In today's market with people working longer hours and more members of the household working, leisure time is becoming more of a premium. This product should appeal to the segment of people who value their free time and do not want to spend it doing maintenance around the home.

While E-Z Deck will have a fairly broad appeal, our marketing strategy focuses on those consumers we call the early adopters, who are attracted to the maintenance free, and advanced technology lifestyle and image that the E-Z Deck offers. This market segment typically is not averse to the initial cost and is willing to explore the use of alternative aerospace type materials. We believe the mass consumer market for alternative deck products will follow as market awareness of the E-Z Deck grows. We estimate that the initial targeted segment of the deck market that will consider purchasing E-Z Deck to be approximately 10% of the total deck market. We estimate the alternative deck market segment to be $350 million per year. We also believe that industry trends suggest that the alternative deck market is growing faster than the overall market.


The Market

E-Z Deck

In a recent study by Pure Strategy of Wexford, PA, the current annual North American market for decks is estimated to be 3,000,000 decks with a value of approximately $6.5 billion (US). Of this, approximately $3.5 billion is for materials. A May 1999 article in 'The Merchant Magazine' pegs the residential decking market in the U.S. at $4 billion by 2001. They estimate the average annual growth rate for the past 10 years at 8.1% outpacing the 1.5% rate for new construction and the 3.7% rate for home improvements. This growth rate is forecast to continue for the next several years, particularly for 'alternative deck products' (non-wood). We estimate the market share for 'alternative deck products' at 10% of the total market or approximately $350 million (US). This segment of the deck market is growing faster than the overall deck market as alternative products are gaining more and more market acceptance. This growth is estimated as high as 20% per year. At this rate, the potential market for alternative deck products will reach approximately $726 million (US) within five years.

The growth of alternative deck materials is being driven by a number of factors. These include:

     - the increased acceptance of recycled materials and wood alternatives;
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     - the  increased  awareness  of the  depletion  of forest  products and the rising cost of lumber;
     - the increased demand for maintenance free products as consumers place a greater value on their time;
     - improved aesthetics of some alternative materials (a major feature of E-Z
       Deck);
     - technical benefits of some alternative deck products such as resistance to vermin, corrosion, elimination of deck surface fasteners, splinters, etc.;
     - increased awareness of alternative products;
     - consumers are recognizing the value of total life cycle costs: longer product life cycle for some products means lower whole life cost.



Marketing Plan

Overall Marketing Strategy

The composite fiber deck system is unique in the market place in performance and looks. The E-Z Deck is a leading edge product and must be marketed with the characteristics of such a product. With the E-Z Deck, our proposition to our customers is "best product, period." We believe E-Z Deck is unquestionably a leading edge product. Its customers have a broader perception of performance. They are looking for both tangible and experiential value in the product. It could be likened to the "Mercedes Benz" of the deck materials. Therefore, our approach to the end consumer is to establish that position in the eyes of the consumer and the appropriate marketing channels, form the opinions in the targeted market group so that they perceive the value in product performance and lifestyle value of owning an E-Z Deck. The positioning statement for the E-Z Deck reads, "E-Z Deck has been designed and manufactured with aerospace technology and performance for the user who values time, style, and product durability."

The targeted market segment is the lifestyle purchaser who values their own time and recognizes that component as part of the whole life product cost. It includes people who do not want to be bothered with maintenance, those who plan on having the deck for more than 5 years, which is the approximate break-even point between finished wood and E-Z Deck, people who recognize the added value that a quality deck adds to their home, and those who want the image of owning the best.

From buyer behavior models, to reach this target group requires a greater degree of personal sales contact supported by product awareness campaigns in the market. It is not realistic for our sales staff to sell the product directly to the broad market of consumers. It is simply not cost effective, nor can the market be covered. Therefore, we focus on marketing E-Z Deck through professional home improvement and deck contractors and not the part time weekend builders. Every city and town in North America has contractors who do this kind of work. Based on advertised listings, there are an estimated 35,000 to 40,000 of these contractors in North America. The Merchant Magazine article identifies that there are more than 7,200 contractors in the U.S. who specialize as deck contractors that build 200 to 500 decks annually. We currently have 140 contractor/installers signed up to our installer program. The key for us reaching the E-Z Deck consumer is that this group of contractors does business one on one with its customers. They have the opportunity to suggest and

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influence the consumer's product choice. Home Building, Architectural, and Home
& Garden trade shows are a major way for us and our contractors to reach the buying public. We currently do trade shows in partnership with our contractors/installers to help them expand their business. This has proven to be very cost effective as well as very successful in creating market awareness and product demand.

We created a 'job-lot packaging' program to facilitate growth in the contractor market segment and to enable it to cover the North American market from a single facility. Like Dell Computer, the company packages each customer's deck in its own crate for delivery to the building site. We believe this ability for mass customization has contributed significantly to our growth rate. In addition, freight is subsidized to remove high delivery cost buying objections. Special arrangements have been made with major North American carriers to provide low cost shipping to anywhere on the continent because of the high volumes and packaging that enables the carrier to increase its payload capacity. The result is that the Company can deliver in LTL mode anywhere on the continent at a very competitive cost.

We also employ a multi level marketing structure in our contractor program. There is the opportunity in each region for a contractor/installer to become large enough to purchase E-Z Deck material in truckload quantities. They can then act as a regional distributor to other contractors. This encourages the larger contractors to enlist others in their region to promote and sell E-Z Deck. To date, seven major contractors have taken advantage of this opportunity. In all, the target is to have 15 regional contractor-distributors by the spring of 2000, growing eventually to 100 on the continent by 2004. The impact of this program for us is:

   - faster customer response time;
   - accelerated market penetration;
   - reduced  operating costs through order  consolidation;
   - reduced packaging costs;
   - and lower shipping and handling costs.

Our multilevel marketing program is based upon the contractors ability to sell and install E-Z Deck. We have two major levels of contractors we market to. The first sell and install E-Z Deck on a job by job basis. These contractors receive a discount from the published suggested retail price. The discount is dependent upon the volume of business the contractor does with Pultronex. Contractors whose purchases are less than $40,000 per year are a silver level contractor and receive the smallest discount on their purchases. Purchasers of over $40,000 per year are the gold level contractors who receive a greater discount from the suggested retail price. In each case, the contractors order one deck at a time which is shipped to the job site which we refer to as our job lot packaging program.

Some contractors are large enough to stock product for resale and thereby gain a competitive market advantage. They buy in truckload quantities typically ranging from $40,000 to $75,000 at a time. These contractors purchase E-Z Deck at a higher discount from the suggested retail price than the Silver or Gold Contractors for single purchases over $40,000 and at the greatest discount for purchases over $60,000. These contractors also commit to minimum annual purchases that can range from $100,000 to over $500,000 depending upon the territory in which they market. To make this volume purchasing and cost of carrying the inventory viable, the stocking contractors enlist other silver and gold contractors to sell and install projects in their regions.

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In addition to focusing on a specific consumer segment, we focus on specific geographic regions. The process is to build a beachhead in a region, creating some sustainable demand, before moving on to another geographic area. This process enables the company to learn more about the market as it goes, increasing its capabilities and probability of results in each successive market. It also maximizes the use of limited corporate resources, both people and financial by not over extending the company and its ability to manufacture and deliver quality product to the market, on time, every time. The objective is to build an excellent corporate reputation to match the product that we produce.


Pricing

E-Z Deck is a technologically advanced product whose value can be demonstrated over the product life as being significantly superior to anything currently on the market. It has a higher cost due to the high cost of the raw material inputs to the product. Therefore it must command a higher selling price commensurate with its value and performance. While some of the individual components in the E-Z Deck may be approximately 3 to 6 times the price of conventional wood, the contractor finished deck is typically only marginally more in initial cost. Most contractors sell installed wood decks in the range of $15 to $25 per square foot. E-Z Deck contractors typically install E-Z Deck for between $20 and $30 per square foot and most quote $25/sq.ft. At this price level, the break-even for the purchaser on an all-inclusive material and maintenance cost basis, except for personal labor is 5 years. The product value justifies this price. This price level also differentiates the product for its target customers.

Our pricing structure allows each segment of the marketing channel to make a reasonable profit margin. Typically, a contractor that sells decks will have a gross margin on a wood deck of 10% to 15% based on a material purchase discount. With the E-Z Deck formula of a 20% to 25% discount for contractors, the contractor has a significantly higher material gross margin dollar value. In addition, the contractor/distributors purchasing in truckload quantities receive a 35% to 40% discount based on volume. This enables them to sell to the contractors that they have established in their region.

In addition to the above price discounting structure, the 'job-lot package' program provides an all-inclusive price to the contractor for each job order, delivered to the job site or the contractor's shop. This pricing package minimizes or eliminates a contractor's objections to using E-Z Deck due to the inconvenience of getting the product from a non-local supplier, managing the distribution network, and reducing the number of supplier transactions for the contractor to one. Most of all it is making it convenient for the contractor and therefore desirable to deal with us (E-Z Deck).

Suggested retail pricing with the above pricing discount structures, is set to allow us to approach a gross margin on sales of 35% to 40%. Product and production cost improvements are continually being worked on to enhance this rate.

Sales Tactics

We solicit our contractors a number of ways. Direct telemarketing to contractors is a primary route. The sales team select a region and search for the best in

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the area to represent E-Z Deck.

Our sales staff consists of the following:

Don Ayliffe, Sales Team Leader - responsible for distributors, manufacturer's agents, and major projects
John Schelter, East Zone Representative
Graeme Kersell, Central Zone Representative
Jay Wahlund, West Zone Representative
Chris Larsen, Southern Zone and Seawall Market Development

Each member of the sales team does direct telemarketing into their regions; cold calling deck builders and installers to find contractors to market E-Z Deck. This is an ongoing process to grow the business. When the appropriate contractors are identified and have indicated their interest in selling and installing E-Z Deck, then the sales representatives travel to the area to meet face to face with the contractor/installer to provide sales and installation training.

Another source is in response to inquiries through the company's web site.

The E-Z Deck web site, "www.ezdeck.com", currently attracts up to 300 visits per day. Each visit lasts an average of 7 1/2minutes. From this we are generating 70 inquiries per week and growing.


Another approach is through trade shows targeted at the contractor/installer.


Trade Shows

Over the next two years, we plan to utilize regional trade shows to:

   - introduce E-Z Deck to the consumer;
   - find more  contractors/installers  to market the product;
   - assist those contractors to grow their businesses and hence the volume of sales of E-Z Deck;
   - develop a sustainable level of demand for E-Z Deck for long term growth.

The two major shows that are critical for product awareness and long term growth are:

     1. The Remodelers Show - US Show held in October in different locations each year;

     2. Canadian National Home Construction Show held in early December.

We intend to present our product at approximately 45 other trade shows in Canada and the US during 2000.


Advertising and Promotion

We are expanding our advertising and promotion activities. We plan to significantly increase our use of print media advertising to increase product awareness. We will be working with our contractors to participate in advertising in regional 'Home and Garden' type shows.

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Pultronex  currently  advertises  in the  following  magazines  to  promote  our products:
Design/Build  Business - USA
Marina Dock Age - USA
Handyman How To - USA
Seattle Homes and  Lifestyles - USA
Midwest  Outdoors - USA
Minneapolis/St. Paul - USA
Homes and Cottages - Canada Builder Architect - Canada

In addition to the magazine advertising, we entered into a contract in February 2000 with the National Shopping Club of Boca Raton, Florida, for a minimum of 250 television commercials to be run in 10 major markets in the USA. The commercial is to be aired by mid June in the target market areas. We have also participated directly or in partnership with regional contractors in more than 40 Home & Garden, Cottage or other product related trade shows between November 1999 and April 2000.


Competition

We have a number of competitors in the alternative deck products industry. They include vinyl deck products including PVC and vinyl plastics covering extruded metal forms, post consumer recycled plastics, recycled wood fiber and plastics composites, and polymer deck carpet or spray-on coatings. The largest of these competitors is Trex. Trex is a recycled wood and plastic polymer deck board material that was commercialized by Mobil Chemical as part of its recycling initiative. Mobil has since exited the industry and sold Trex to management. It has an estimated sales volume of $50 million U.S.

Almost all of the other alternative deck product manufacturers market their products primarily through the distributor to retailer channel or contractor yard distributor. Some also sell directly to contractors.

The major competitors include:

Recycled Material (Wood fiber and plastic)
  - Trex
  - AERT (Choice Deck)
  - Smart Deck
  - Crane Plastics (Timber Tech)
  - Fiber Composites (Fiberon)

Vinyl and Plastic
  - Brock (or Royal Crown)
  - Kroy Building Products
  - Heritage Vinyl
  - PVC Design
  - Materials International
  - US Plastic Lumber (Carefree Plastic Decking)
  - Thermal Industries (Dreamspace)
  - Dura Deck


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Pultronex Corporation competes in the alternative deck market place by positioning its products in the high value-added and durable product quality segment. We compete by marketing through professional deck builders who can explain the benefits of the fiberglass-reinforced composite decking to the end consumer. The economics of the products are measured in their whole life cycle costs, not on first purchase price.

Marketing through the professional deck builder, pre-qualifies most of our customers as high-value buyers. For these customers, our sales team will do a material take-off and pricing for the customer. In addition, our job lot packaging of each order allows the contractor and/or customer to order their specific deck and have it delivered direct to the job site. This differentiates us from the others who typically market commodity materials in standard lengths through traditional wholesale to lumber yard to contractor/customer. In these cases the buyer purchases a number of standard sized materials to fabricate into their deck. Whereas their deck arrives from Pultronex with the majority of pieces cut to size.


Governmental Regulation

We are subject to general business regulations, including Alberta and Canadian environmental and hazardous material handling regulation. Our manufacturing process does not result in air pollution emissions or waste water discharge and no special environmental permits or licenses are required. We contract with a licensed hazardous waste disposal company for disposal of acetone used primarily for cleaning the manufacturing equipment.


Code Certification

E-Z Deck currently carries a BOCA (Building Officials & Code Administrators) Evaluation Services Certification for its deck system. There are some US jurisdictions that require additional component applications to be certified by BOCA. Those items include the use of E-Z Deck boards as stair tread components, and a modification of the handrail for use as a grab bar. In addition to BOCA, we are exploring other, broader product certifications.


Research and Development/New Products

Since acquiring the pultrusion assets in April 1998, we have spent approximately $300,000 on research and development. Funds have been expended on new product development such as the WaterFront Seawall, computerizing process controls, new engineering design software, optimizing material utilization and testing of products to verify engineering specifications and design expectations.

We have a policy of continuous improvement in products and processes. Improvements have reduced costs and increased productivity and quality significantly. Improvements in product quality have reduced off spec product from 25% (at the time of purchase from ZCL) to less than 5%. Production speeds have increased by 50% and order processing turn around has been reduced by 60%; resulting in faster customer response and delivery with fewer staff.

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There have been a number of breakthroughs in the production process. Most breakthroughs have been developed by the production team. Some of these include:

  - Increased  production  speeds;
  - Reduced  resin  consumption (lowering  costs);
  - Better glass feeding systems(increased production speeds and product quality);
  - Reduction in resin formulation components (reducing costs); - Reduced packaging costs.

We are continually looking at developing new products for related construction markets. The company currently has one product under development which is being tested by independent parties. This is pultruded snow fencing. The State of Montana is currently field testing the pultruded snow fencing. We believe that commercial sales of snow fencing are unlikely prior to the fall or winter of 2001.

The criteria for product development is:

- the products must fit into similar or existing marketing channels;

- the products must provide a commercial advantage to the consumer to allow us an appropriate return on investment;

- be of a size and nature that utilizes our core competencies in manufacturing and processing.

We are continually striving to improve our existing products and develop new products. The E-Z Deck Mark II is already in preliminary design. The new designs will lower costs, and expand potential applications of the product. Other proprietary and custom pultrusion products are also being evaluated daily. We currently receive one custom inquiry per week.

New product development is a key component of our long term strategic plan. The target is to develop and launch one new product per year. It is our objective to have deck represent no more than 65% of our business within 4 years. Some of the current and proposed future products include:

      -  Potato bins - market being researched
      -  Commercial or  Industrial  garage  doors -  market is being  researched
      -  Roofing  tiles - concept  stage
      -  Hog pens - concept  stage
      -  Flooring for refrigerated vans


New Product Development Methodology

We use a cooperative design team methodology to develop new products and bring them to market. This design team consists of in-house engineering and production teams, material suppliers, customers, and external technical and market consultants when needed. All are a part of the product development process. We believe the results of this process is fast time to market, reduced development costs, reduced initial production costs, and significantly increased probability of market success.


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Employees

As of April 30,2000, the Company employed 26 people, all of whom are full-time individuals whose principal responsibilities are: product processing and shipping has 17 employees, sales, marketing and customer service has 5 employees, research and development has 1 employee and administration has 3 employees. Our manufacturing staff is not presently covered by any collective bargaining or union relationship. Skilled labor is available from Edmonton and the surrounding communities with a population of approximately 800,000. We have a formal training program in pultrusion technology for all staff.


Manufacturing Facilities/Properties

The manufacturing and office facility of Pultronex Corporation is located in the Nisku industrial park, adjacent to the Edmonton International Airport, Edmonton, Alberta, Canada. We believe that Alberta is one of the most cost-effective regions in Canada to locate a manufacturing operation. Corporate tax rates are among the lowest in Canada, particularly with no provincial sales tax. Alberta also has some of the lowest utility costs in North America and the lowest Workers Compensation Board insurance rates in Canada for this type of production. As the plant is located in an industrial park, there is no zoning or other encumbrances to manufacturing pultruded products at this location.

The location of the plant is on the main north/south transportation route. Shipping product throughout North America is easily done. Backhaul truckload rates enable the company to ship to anywhere in the United States for less cost than shipping across Canada. Currently, product can be shipped anywhere in North America for approximately 5% of the truckload value of the shipment. Shipping times are competitive with anyone in any location serving Canada and the U.S.

The facility consists of a 28,000 square foot plant on 8.5 acres of property. The plant is modern with room for expansion. There is also ample yard storage for finished goods inventory. The 26,000 square feet of manufacturing and warehouse space houses 8 pultrusion lines, secondary manufacturing process lines for sanding and texture coating, routing clips and rail brackets, glass mat cutting, shrink wrap packaging plus storage for work in process inventory.

The 8 lines operating at 80% efficiency for 7 days a week, 50 weeks per year, can produce $18 to $25 million in revenue. To grow beyond this level would require an expansion to the current plant or locating a second plant in the U.S. This location houses all administrative, executive, sales, manufacturing, and shipping functions for the Company. The Company leases the facilities from an independent third party pursuant to a sixty month lease rate of $7,354, per month, renewable for an additional sixty months at $8,044. The Company is presently in the second year of the lease.


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                 Security Ownership Of Certain Beneficial Owners
                                And Of Management

The following table sets forth the persons known to us as beneficially owning more than five percent (5%) of the 5,111,455 shares which would be outstanding assuming the 990,700 Shares issuable upon the exercise of the Warrants. There were 4,120,755 shares outstanding as of April 30, 2000. The table also shows the number of shares of Common Stock beneficially owned as of April 30, 2000, by each individual directors and executive officers and by all directors and executive officers as a group.


Name/Address*               Title              Shares     % Ownership


W. Gordon Buchanan         Shareholder        750,000  (1)    14.7%
Suite 1060 Scotia Place 1
Edmonton Alberta
Canada T5J 3R8

Greg Buchanan              Shareholder        500,000  (1)     9.8%
Box 38
High Prairie, Alberta
Canada T0G 1E0

Gary Loblick,              Pres., COO, Dir.    15,500          0.3%
Krishen Mehra              Director            59,495  2)      1.2%
Kuldip (Kelly) Delhon      CEO, Sec, Dir.     409,092          8.0%
Mave Dhariwal              Director            80,000 (3)      1.6%
Gary Steadman              Director           120,000 (4)      2.3%
Michael Vida               Director           100,000 (5)      2.0%
Luc Guilbault              CFO                 35,000          0.7%
Off. & Dir. as a Group (7 Individuals)        819,087         16.0%


* The address for the officers and directors is that of the Company: 2305 - 8th St., Nisku, Alberta, Canada T9E 7Z3

(1) W. Gordon Buchanan and Greg Buchanan are father and adult son and disclaim beneficial ownership in each other's shares.

(2) Does not include 300,000 shares held by Dr. Mehra's adult children for which he disclaims beneficial ownership.

(3) Does not include 50,000 shares held by Mr. Dhariwal's adult child for which he disclaims beneficial ownership.

(4) Includes 80,000 shares registered in the name of 345439 Alberta Ltd., of which Mr. Steadman is a control person.

(5) Includes 100,000 shares registered in the name of Tatum Investments, Ltd., of which Mr. Vida is the General Manager.




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                                   Management

The  executive  officers  and  directors  of the  Company  and their ages are as follows:
                                                                  Held
Name                         Age    Position                      Position Since

Gary Loblick  P. Eng. MBA    48     President, COO, and Director       1999
Krishen Mehra, Ph.D.         70     Chairman                           1999
Kuldip (Kelly) Delhon B. Com 43     CEO/Secretary, and Director        1999
Mave Dhariwal HNC,MBA        53     Director                           2000
Gary Steadman, P. Eng.       48     Director                           2000
Michael Vida                 39     Director                           2000
Luc Guilbault, CA, CMA       41     Chief Financial Officer            2000

The Directors serve until their successors are elected by the shareholders. Vacancies on the Board of Directors may be filled by appointment of the majority of the continuing directors. The executive officers serve at the discretion of the Board of Directors.


Business Experience

         Board of Directors/Executive Officers

Krishen Mehra, Ph.D. - Chairman
1995 to Present - Professor Emeritus, Department of Mathematical Sciences, University of Alberta; 1996 to Present - Statistical Quality Control Management Consultant (Member of Statco International Inc. - Statco is a small company engaged in industrial statistical consultation with manufacturing and pharmaceutical industries in the areas of design of experiments, analysis of experimental survey data, statistical quality control.); 1965 to 1993 - Professor of Mathematics/Statistics, University of Alberta.


Kuldip (Kelly) Delhon, B. Com., CEO, Secretary, Director
Kelly Delhon has more than 20 years experience in the brokerage industry. From 1992 to 1997 he was a Vice President with CIBC Wood Gundy, an investment banking firm in Edmonton, Canada. In 1987, Mr. Delhon was one of 3 founding partners at ZCL Composites Inc. From August 1990 to December 1997, he served as a Director. From January 1998 to January 1, 2000 he became Director of Investor Relations. ZCL is the largest manufacturer of fiberglass underground fuel storage tanks in Canada and recently has opened manufacturing operations in the Philippines for the Southeast Asian Market. ZCL trades on the Toronto Stock Exchange.


Gary Loblick, P. Eng., MBA - President, Director
Gary Loblick is a Professional Engineer (registered in Alberta, Canada) who has 24 years experience in building and turning around manufacturing companies. He has consummated 9 major international strategic alliances in Europe, Asia and North America and utilizes alliance processes to develop market and supply channels for Pultronex. His background includes work as a consultant for industry development and as a corporate coach/trainer in marketing and business strategies. He remains a senior associate with The Warren Company of Providence


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RI, consulting on special projects in strategic sourcing alliances for TWC's
Fortune 500 clients. Gary developed and implemented the business strategy for the turn around of the former ZCL pultrusion operation by Pultronex. From 1986 to 1990 he served as President of Argo Handling Systems Inc. a manufacturer of specialty elevators for freight and for the handicapped in Edmonton, Canada. From 1990 to 1997 he was the Director, Industry Development Branch, Alberta Economic Development, Government of Alberta. From 1993 to Present he was a Business Consultant with The Warren Company of Providence, Rhode Island and The Winslow Group Inc., located in Edmonton, Canada. From 1997 to 1998 Mr. Loblick was the VP & Managing Director of Pultrusion Operation for ZCL Composites Inc., in Edmonton, Alberta.


Gary E. Steadman, P. Eng. - Director
Gary Steadman is a professional engineer (registered in Alberta and the Northwest Territories, Canada) who has 25 years experience engineering and designing in composites. Since 1978, he has been the President and Principal of R P Composites Engineering Inc., Edmonton, Alberta providing professional engineering services in the field of industrial reinforced plastic products. His experience includes designing and manufacturing of custom FRP products, underground fuel storage tanks and pressure vessels, FRP pipe and their related manufacturing processes (including pultrusion). Gary did the original engineering work for the E-Z Deck product manufactured by Pultronex Corporation.


Mave Dhariwal, HNC, MBA - Director
Mave Dhariwal is the Program head for the Mechanical Engineering Technology Program at the Northern Alberta Institute of Technology (NAIT). He is also the Program Coordinator for the Project Management and Quality Assurance Programs at NAIT. Prior to joining NAIT in 1980, Mave worked 16 years in private industry. He spent 8 years in Project Engineering and Project Management across Europe and Canada. Mave also has 8 years experience in manufacturing and production engineering in the United Kingdom. In addition to his University qualifications, Mave also has his Alberta Machinist and Tool and Die Maker Certification.


Michael A. Vida - Director
Michael has been the General Manager and a Director for Tatum Investments Inc., since 1995 where he is responsible for the operation of multiple automobile dealerships and real estate property in Alberta and British Columbia. City Ford Sales Ltd. was Ford of Canada's largest dollar sales volume organization in the 1990's. Michael has 16 years experience in marketing and management in the automobile and investment industries in Western Canada. Michael is a Science and Business Management graduate of the State University of New York College of Arts and Science, Plattsburg, NY.


Luc Guilbault  - Chief Financial Officer
Luc is a Chartered Accountant with both public and private practice experiences. He also spent 3 years as an external auditor for the Province of Quebec from 1987 to 1990. Prior to joining Pultronex Corporation, Luc spent 9 years as controller for ZCL Composites Inc. which has been trading on the Toronto Stock Exchange since September 1994.

                                       23
(25)

Key Employees

Don Ayliffe - Sales and Marketing Team Leader
Don Ayliffe, a graduate of Sheridan College, Xerox Sales program, and the CASH Sales Management programs, has 25 years experience in sales and marketing management. He has extensive background in the construction and hardware supply industries. Don is accustomed to launching new products, developing geographic territories and building sales teams. In the short time that Pultronex has been in business, Don and his team have successfully implemented the business strategy and accelerated the company's growth. From November 1990 to November 1997 he was a Sales Representative with National Manufacturing Company, Sterling Illinois. From December 1997 to March 1998 he was a Sales Consultant and then E-Z Deck Sales Manager for ZCL Composites Inc.

Dennis Bacon - Production Team Leader
Dennis Bacon, a graduate of the Northern Alberta Institute of Technology, has 20 years experience in manufacturing operations. The last five years have been in the pultrusion industry with ZCL Composites and Pultronex. Dennis experienced the early process development of the E-Z Deck as an operator and production coordinator. He brings to the Pultronex team, leadership, and production co-ordination, purchasing, and team building skills.

Michael Yeats, B. Eng. - Engineering
Michael Yeats graduated with a degree in Civil Engineering from McGill University in April 1998. Michael's studies included engineering and working with composites. After a year doing product design for R P Composites Engineering, Michael joined Pultronex in May of 1999. Michael is responsible for engineering design and is a member of the production and process development team.

Mike Barker - Quality Assurance/Product & Process Development
Mike Barker has more than 30 years industrial products manufacturing experience. Originally from the UK with an HNC in metallurgy, Mike has spent his career developing and analyzing manufacturing processes with respect to Quality Assurance and operating efficiency. Mike has developed quality program process enhancements for such companies as Stelco and Borg Warner. Mike leads the production Ideas/Technology team. From 1978 to 1992 he was the Rolling Mill Quality Assurance Supervisor for Stelco, a Canadian steel manufacturing company. From 1992 to 1994 he was a Documentation Engineer for Solent and Pratt, U.K., a specialty valve manufacturer. From 1994 to 1998 he was the Quality Assurance Supervisor for ZCL Composites Inc.


Family Relationships

There is no family relationship between any Director, executive or person nominated or chosen by the Company to become a Director or executive officer.

(26)

                             Executive Compensation

Summary Compensation Table

The following table shows for the fiscal years ending August 31, 1998 and August 31, 1999, the compensation awarded or paid by the Company to its Chief Executive Officer and any of the executive officers of the Company whose total salary and bonus exceeded $100,000 US during such year (The "Named Executive Officers"):


                           SUMMARY COMPENSATION TABLE


                                                                        Long Term Compensation
                                                                 ----------------------------------
                              Annual Compensation                        Awards               Payouts
                            --------------------------------     -------------------------    -------
                                                                               Securities
                                                                 Restricted    underlying      LTIP    All Other
Name and                                                         Stock Awards  Options/SAR's  Payouts  Compensation
Principal Position   Year    Salary ($)   Bonus  Other Annual
-------------------------------------------------------------------------------------------------------------------
Gary Loblick,         1999    $100,000 CN      0             0             0            0          0         0
President, COO


No other executive officer earned more than $100,000 US during the most recent fiscal year.

Employment Agreements and Executive Compensation

The Company does not have written employment agreements with its executive officers. Gary Lobick, the President and Chief Operating Officer is paid cash compensation at the rate of $100,000 Cdn., per annum. Beginning January 1, 2000, Kelly Delhon, the Chief Executive Officer as of December 1999 and Secretary of the Company is also paid cash compensation at the rate of $100,000 Cdn., per annum.

Compensation of Directors

Directors are entitled to receive reimbursement for all out-of-pocket expenses incurred for attendance at Board of Directors meetings.

Other Arrangements

The Company has the Pultronex Corporation 2000 Stock Option Plan which was adopted on December 15, 1999. The purpose of the Plan is to advance the business and development of the Company and its shareholders by affording to the employees, directors and officers of the Company the opportunity to acquire a proprietary interest in the Company by the grant of Options to such persons under the Plan's terms. The 2000 Plan reserved 2,000,000 shares for grant or issuance upon the exercise of options granted under the plan. As of May 15, 2000, no options have been granted under the plan. Stock Options under the Plan will be granted by the Board of Directors or a Compensation Committee of the Board of Directors. The exercise prices for Options granted will be at the fair market value of the common stock at the time of the grant if a public market develops for the common stock or not less than the most recent price at which the Company had sold its common stock.

(27)

Termination of Employment and Change of Control Arrangement

There is no compensatory plan or arrangement with respect to any individual named above which results or will result from the resignation, retirement or any other termination of employment with the Company, or from a change in the control of the Company.

Transactions with Management

In August 1999, the shareholders of Pultronex Corporation, a corporation organized under the laws of Alberta, Canada agreed to exchange 100% of the common stock of the Alberta corporation for 2,813,435 shares of the common stock in the Nevada corporation. Management of the Company were founders and majority shareholders of the Alberta corporation and are founders and majority shareholders of the Company. Gary Loblick received 3,000 shares, Kelly Delhon and his wife Virendra Delhon received 390,341 shares, Kirshen Mehra and his adult children received 359,495 shares, and Mayva Dhariwal and his adult son received 130,000 shares as a result of the exchange.

In December 1999, Gary Loblick, Kelly Delhon and Luc Guilbault were issued 12,500, 18,750 and 35,000 shares respectively for their services as officers of the Company. These shares were valued at $1 per share.

Indemnification of Officers and Directors
From Liability under the Securities Act of 1933

The Pultronex By-Laws permit Pultronex to indemnify and hold harmless its officers and directors from any liability and expenses incurred by them as a result of being an officer or director. This right of indemnity would include any liability arising under the Securities Act of 1933. However, in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is unenforceable. In the event that a claim for indemnification against liabilities under the Securities Act is asserted by an officer or director in connection with the securities offered by this Prospectus, Pultronex will submit the question whether such indemnification by it is against public policy to a court of appropriate jurisdiction and will be governed by the final adjudication of such issue. Submitting the question of indemnity for Securities Act liability to a court will not occur in the case of the payment of expenses incurred in the successful defense of any action, suit or proceeding or if in the opinion of its counsel the matter has been settled by controlling precedent.


                      Market For The Company's Common Stock
                         And Related Stockholder Matters


Market Information: The Company's common stock is not listed for trading on any recognized market.

Security Holders: As of April 30, 2000, the Company had 86 holders of record of its common stock, 48 holders of its 990,700 Warrants.

(28)

Dividend Plans: The Company has paid no common stock cash dividends and has no current plans to do so.

There are presently 4,120,755 shares of common stock outstanding as of April 30, 2000.


                            Description Of Securities

Common Stock

Pultronex is authorized to 200,000,000 shares of Common Stock, $.001 par value. The holders of the Common Stock are entitled to one vote per share held and have the sole right and power to vote on all matters on which a vote of the stockholders is taken. Voting rights are non-cumulative. The holders of shares of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore and to share pro rata in any distribution to stockholders. Upon liquidation, dissolution, or winding up of Pultronex, the holders of the Common Stock are entitled to receive the net assets of Pultronex in proportion to the respective number of shares held by them after payment of liabilities which may be outstanding. The holders of Common Stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock of Pultronex. The outstanding shares of Common Stock will not be subject to further call or redemption and will be fully paid and non-assessable.


Preferred Stock

Pultronex is authorized to issue up to 1,000,000 shares of preferred stock. The preferred stock can be issued in different series. The rights and preferences of different series of the preferred stock can be set from time to time by our Board of Directors. These rights and preferences may include class voting rights, specific dividend rights and priority over common stock with respect to assets of Pultronex upon liquidation.

Stock Purchase Warrants

Pultronex has authorized and issued a total of 990,700 Common Stock Purchase Warrants. Each Stock Purchase Warrant entitles the registered holder to purchase one share of Pultronex Common Stock for $2.00 beginning the date of this Prospectus and expiring on the last day of the eighteenth month thereafter (____
2001). The exercise price of the Warrants and the number of shares useable upon exercise of such Warrants are subject to adjustment to protect against dilution in the event of stock dividends, splits, combinations, subdivisions, and reclassification. Warrants may be exercised by payment of the exercise price in US funds by cash or certified check made out to the Company.

Arbitrary Determination of Warrant Exercise Price.

We arbitrarily set the exercise price of the Warrants based upon our capital needs and our own estimation of the potential market capitalization of the Company. The prices do not bear any relationship to the assets, book value, earnings or net worth of the Company and is not an indication of actual value.

(29)

 Selling Security Holders

The following Selling Security Holders whose shares have been registered for public resale under the registration statement are set forth below:

Selling Securities                  Securities Owned    % Prior To     % After
Holder                              And Offered(1)      Offering *(1)  Offering

Tatum Investments Inc. (2)          200,000              3.9%         *
Lynne B. Johnson                    134,000              2.6%         *
Jeffery J. Tempas                    10,000                 *         *
Leslie Gibbs &
Gwen Gibbs JTWROS                    20,000                 *         *
345439 Alberta Ltd. (3)              80,000              1.6%         *
Richard Dickerson                    20,000                 *         *
George Mouchette &
Victoria Mouchette JTWROS            40,000                 *         *
Rhoda Davis &
C. Victoria Mouchette JTWROS         40,000                 *         *
Will Inns Ltd.(4)                    80,000              1.6%         *
James J. Caffes &
Sandra M. Caffes JTWROS              15,000                 *         *
Wheaton Investment Group (5)         10,000                 *         *
Ken Gaine &
Patricia A. Gaine JTWROS             20,000                 *         *
Gregg Funfar                         20,000                 *         *
Robert C. Hedrick &
Mary Hedrick JTWROS                  10,000                 *         *
Shawn Funfar                          2,400                 *         *
Stephen A. Reno &
Judy L. Reno JTWROS                  15,000                 *         *
269-5341 Canada Ltd.(6)              20,000                 *         *
John Phillips &
Joanne Phillips JTWROS                6,000                 *         *
Roger Walklin &
Judy Walklin  JTWROS                 30,000                 *         *
Mladen Dundur                         2,000                 *         *
Neil T. Enright                     100,000              2.0%         *
Donna B. Cueroni                      4,000                 *         *
James C. Irwin &
LaVerne G. Irwin TENCOM               2,000                 *         *
Marilyn J. Hoffart &
Elias Hoffart JTWROS                  3,000                 *         *
Richard P Cueroni &
Elizabeth H. Cueroni TENCOM           4,000                 *         *
Andrew Loschiavo &
Lori Loschiavo JTWROS                 4,000                 *         *
Beth Palmer &
David Stewart Palmer JTWROS          10,000                 *         *
Douglas J. Driver                     2,000                 *         *
John W. Bishop &
Susan B. Bishop JTWROS               20,000                 *         *
Terry J. Swift                        2,000                 *         *
John M. Fore &
Donna L. Fore TENCOM                 10,000                 *         *
352649 Alberta Ltd (7)               20,000                 *         *

(30)

Selling Securities                 Securities Owned    % Prior to     % After
Holder                             And Offered(1)      Offering *(1) Offering

Carl K. Myers &
Patricia A. Myers JTWROS            200,000            3.9%          *
Christopher L. Eades                  2,000               *          *
Curtis Williams                       2,000               *          *
Davis F. Briggs &
Jean Fowler Biggs JTWROS              2,000               *          *
George G. Harris                     30,000               *          *
Heritage Nurseries Ltd (8)           20,000               *          *
Joel W Gray &
Karen S Gray JTWROS                   2,000               *          *
Karen Brock &
Sam Brock JTWROS                      2,000               *          *
Marc Andre Guilbault                 20,000               *          *
Mehnga Matharu                      200,000            3.9%          *
Rosealta Mortgage Corporation (9)    20,000               *          *
Thomas B. Chesnut                     2,000               *          *
W Gordon Buchanan                   500,000            9.8%          *
Robert V. Cella &
Cathy A. Cella JTWROS                 2,000               *          *
Sandra Esposito                      20,000               *          *
Tylere Couture &
Rick Couture, JTWROS                  2,000               *          *
Bob Adsit                           174,000            3.4%          *
Dennis Brovarone                     25,000               *          *


         * = Less than 1%

(1) Assumes the exercise of outstanding warrants to acquire up to 990,700 shares of common stock held by the Selling Securities Holders except Bob Adsit and Dennis Brovarone.

(2) Tatum Investments Inc., is controlled by Jim Balkan, 88% Shareholder, President & Director, and Michael A. Vida, an 12% Shareholder, Secretary & Director. Mr. Vida is a director of Pultronex Corporation

(3) 345439 Alberta Ltd. is controlled by Gary Steadman, 50% Shareholder, President & Director and Irene Mazurenko a 50% Shareholder, Secretary & Director. Mr. Steadman is a director of Pultronex Corporation.

(4) Will Inns Ltd. is controlled by David J. Will a 100% Shareholder, President, Secretary & Director.

(5) Wheaton Investment Group is controlled by James Caffes, Peter Caffes, Greg Blust, John Hallen, Jay Witte, Sam Slough, Gary Slough as all equal shareholders and directors. The President is Greg Blust and the Secretary is Sam Slough.

(6) 269-5341 Canada Ltd., is controlled by Tom Jacques, a 90% Shareholder and President, Secretary & Director.

(7) 352649 Alberta Ltd., is controlled by Randy James, a 100% Shareholder, President, Secretary & Director.

(31)

(8) Heritage Nurseries Ltd., is controlled by Gerald Van Bruggen a 50% Shareholder, President & Director and Joanne Van Bruggen a 50% Shareholder, Secretary & Director.

(9) Rosealta Mortgage Corporation is controlled by Robert B. Cameron a 75% Shareholder, President, Secretary & sole Director.


The Selling Securities Holders have never held any position, office, or other material relationship with the Company, except that Michael Vida, a director of the Company is the General Manager of Tatum Investments, Inc., and Gary Steadman a director of the Company is a principal shareholder, officer and director of 345439 Alberta Ltd.

The Selling Securities Holders do not own any other securities of the Company.



                  Selling Security Holders Plan Of Distribution

Selling Security Holders may sell or distribute their shares in transactions through underwriters, brokers, dealers or agents from time to time or through privately negotiated transactions, including distributions to shareholders or partners or other persons affiliated with the Selling Security Holders.

The distribution of the Selling Security Holders shares may be effected from time to time in one or more transactions, which may involve crosses or block transactions These transactions may occur in any of the following ways:

1. In Market Transactions;

2. In Privately Negotiated Transactions with Investors;

3. Through the writing of options on the shares, whether such options are listed on an options exchange or otherwise.

Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

If the Selling Security Holders effects such transactions by selling the shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders or commissions from purchasers of the shares for whom they may act as agent, which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents might be in excess of those customary in the types of transactions involved.

Selling Security Holders and any brokers, dealers or agents that participate in the distribution of the securities might be deemed to be underwriters, and any profit on the sale of the securities by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

(32)

Selling Security Holders may pledge their shares from time to time in connection with such Selling Security Holders' financing arrangements. To the extent any such pledgees exercise their rights to foreclose on any such pledge, and sell the shares, such pledgees may be deemed underwriters with respect to such shares and sales by them may be effected under this Prospectus.

The Company will not receive any of the proceeds from the sale of any of the shares by the Selling Security Holders.

Under the Exchange Act and applicable rules and regulations, any person engaged in a distribution of any of the shares may not simultaneously engage in market making activities with respect to the shares for a period, depending upon certain circumstances, of either two days or nine days prior to the commencement of such distribution. In addition, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations, including Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the shares by the Selling Security Holders.

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.


                           Transfer And Warrant Agent

The Transfer Agent with respect to the Shares and the Warrant Agent with respect to the Warrants is American Securities Transfer and Trust, Inc., Lakewood, Colorado.

                                  Legal Matters

The legality of the Securities of the Company offered will be passed on for the Company by Dennis Brovarone, Attorney at Law, Westminster, Colorado.


                          Independent Public Accountant

The balance sheet as of August 31, 1999 and December 31, 1998 and the related statements of income, retained earnings, and cash flows for the fiscal periods ended August 31, 1999 and December 31, 1998, incorporated by reference in this prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, Chartered Accountants given on the authority of that firm as experts in auditing and accounting.

(33)

Pultronex Corporation

Consolidated Financial Statements
August 31, 1999 and December 31, 1998
(expressed in U.S. dollars)


                                      F-1
(34)

((LETTERHEAD))
PricewaterhouseCoopers ((LOGO))

                                                      PricewaterhouseCoopers LLP
                                                           Chartered Accountants
                                                     1501 Toronto Dominion Tower
                                                              10088 - 102 Avenue
                                                                Edmonton Alberta
                                                                  Canada T5J 2Z1
                                                     Telephone +1 (780) 441 6700
                                                     Facsimile +1 (780) 441 6776




April 30, 2000
(except note 16(d), which is as of May 24, 2000)



Independent Auditors' Report

To the Directors and Shareholders of
Pultronex Corporation


We have audited the consolidated balance sheets of Pultronex Corporation as at August 31, 1999 and December 31, 1998 and the consolidated statements of earnings, shareholders' equity and cash flows for the eight-month period ended August 31, 1999 and the nine-month period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at August 31, 1999 and December 31, 1998 and the results of its operations and its cash flows for the eight-month period ended August 31, 1999 and the nine-month period ended December 31, 1998 in accordance with United States generally accepted accounting principles.



/s/ PricewaterhouseCoopers LLP
Chartered Accountants

Edmonton, Alberta
Canada


((LETTERHEAD FOOTER))
PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and other members of the worldwide PricewaterhouseCoopers organization.

(35)

Pultronex Corporation
Consolidated Balance Sheets
As at August 31, 1999 and December 31, 1998
--------------------------------------------------------------------------------
(expressed in U.S. dollars)

                                                                              August 31,           December 31,
                                                                                   1999                   1998
                                                                                      $                      $
Assets

Current assets
Accounts receivable - net of allowance of $27,800; 1998 - $12,200                636,702               392,468
Prepaid expenses and deposits                                                    111,093                95,096
Inventory (note 4)                                                             1,556,617             1,067,032
                                                                              --------------------------------

                                                                                2,304,412            1,554,596
Capital assets (note 5)                                                           526,247              480,709
                                                                              --------------------------------

                                                                                2,830,659            2,035,305
                                                                              ================================
Liabilities

Current liabilities
Bank indebtedness (note 9)                                                       505,180               206,476
Accounts payable and accrued liabilities (note 6)                                543,825               235,183
Note payable (note 6)                                                                  -               490,036
Income taxes payable                                                               3,744                13,917
Current portion of obligations under capital leases (note 8)                       6,781                     -
Current portion of long-term debt (note 9)                                        46,811                45,750
                                                                               -------------------------------
                                                                               1,106,341               991,362
Obligations under capital leases (note 8)                                         14,130                     -
Long-term debt (note 9)                                                          148,168               175,308
Advances from shareholders - non-interest bearing with no fixed terms of               -               105,848
Future income taxes                                                               13,772                 3,398
                                                                               -------------------------------
                                                                               1,282,411             1,275,916
                                                                               -------------------------------
Commitments (note 11)

Shareholders' Equity

Preferred stock - $.001 par value, 1,000,000 shares authorized
Common stock - CAN$.001 par value, 200,000,000 shares authorized;
    2,813,435 issued and outstanding (1998-1,195,454)                              2,813                 1,195
Additional paid in capital                                                     1,464,796               757,563
Retained earnings                                                                 80,562                20,597
Accumulated other comprehensive income                                                77               (19,966)
                                                                               --------------------------------
                                                                               1,548,248               759,389
                                                                               --------------------------------
                                                                               2,830,659             2,035,305
                                                                               ================================

    The accompanying notes are an integral part of the financial statements.

(36)

Pultronex Corporation
Consolidated Statements of Shareholders' Equity
For the periods ended August 31, 1999 and December 31, 1998
--------------------------------------------------------------------------------
(expressed in U.S. dollars)


                                                Common stock and
                                      additional paid-in capital
                                      --------------------------
                                                                                          Other
                                                Number      Share     Retained     comprehensive
                                             of shares     amount     earnings     income (loss)            Total
                                                     #          $            $                 $                $
Balance - April 2, 1998                             -          -            -                 -                -

Issuance of common shares                   1,390,908    870,212            -                 -          870,212
Repurchase of common shares                  (195,454)  (111,454)     (55,086)                -         (166,540)
Net earnings for the period                         -          -       75,683                 -           75,683
Foreign currency translation adjustment             -          -            -           (19,966)         (19,966)
                                            ---------------------------------------------------------------------

Balance - December 31, 1998                 1,195,454    758,758       20,597           (19,966)         759,389

Issuance of common shares                   1,511,560    600,811            -                 -          600,811

Issuance of common shares on conversion
   of advanced from shareholders              106,421    108,040            -                 -          108,040

Net earnings for the period                         -          -       59,965                 -           59,965
Foreign currency translation adjustment             -          -            -            20,043           20,043
                                            --------------------------------------------------------------------
Balance - August 31, 1999                   2,813,435   1,467,609      80,562                77        1,548,248
                                            ====================================================================


    The accompanying notes are an integral part of the financial statements.

(37)

Pultronex Corporation
Consolidated Statements of Earnings
For the periods ended August 31, 1999 and December 31, 1998
--------------------------------------------------------------------------------
(expressed in U.S. dollars)


                                         Eight-month        Nine-month
                                        period ended      period ended
                                           August 31,      December 31,
                                                1999              1998
                                                   $                 $

Revenue                                     1,448,974        1,403,271

Cost of goods sold                            745,077          750,302
                                            --------------------------
Gross margin                                  703,897          652,969
                                            --------------------------
Operating expenses
Selling, general and administration           542,432          488,817
Depreciation                                   42,189           40,869
Interest                                       40,806           30,235
                                            --------------------------
                                              625,427          559,921
                                            --------------------------
                                               78,470           93,048
                                            --------------------------

Other income (expense)
Gain on sale of building                            -            1,110
Write down of capital assets                   (4,626)               -
                                            --------------------------
                                               (4,626)           1,110
                                            --------------------------
Earnings before income taxes                   73,844           94,158
                                            --------------------------
Income taxes
Current                                         3,702           14,456
Future                                         10,177            3,529
                                            --------------------------
                                               13,879           17,985
                                            --------------------------
Net earnings for the period                    59,965           76,173
                                            ==========================
                                                    $                $

Basic and diluted earnings per share             0.03             0.12
                                            ==========================
                                                   #                 #

Average shares outstanding                  2,189,700          900,016
                                            ==========================

    The accompanying notes are an integral part of the financial statements.

(38)

Pultronex Corporation
Consolidated Statements of Cash Flows
For the period ended August 31, 1999 and December 31, 1998
--------------------------------------------------------------------------------
(expressed in U.S. dollars)





                                                         Eight-month             Nine-month
                                                        period ended           period ended
                                                          August 31,           December 31,
                                                                1999                   1998
                                                                   $                      $
Cash provided by (used in)


Operating activities
Net earnings for the period                                    59,965                76,173
Items not affecting cash
      Depreciation                                             42,189                40,869
      Future income taxes                                      10,177                 3,529
      Gain on sale of building                                      -                (1,110)
      Write down of capital assets                              4,626                     -
                                                            -------------------------------
                                                              116,957               119,461

Net change in non-cash working capital items (note 13)       (416,233)           (1,355,951)
                                                            -------------------------------
                                                             (299,276)           (1,236,490)
                                                            -------------------------------
Financing activities
Proceeds from bank indebtedness                               290,544               214,456
Issuance of common shares                                     595,372               884,999
Redemption of common shares                                         -              (115,398)
Premium on redemption of common shares                              -               (57,036)
Advances from shareholder                                           -               109,939
Proceeds from note payable                                   (495,655)            1,900,173
Repayment of note payable                                           -            (1,391,198)
Proceeds from long-term debt                                        -               237,522
Repayment of long-term debt                                   (30,850)               (7,920)
Repayment of obligations under capital lease                   (1,768)                    -
                                                             ------------------------------
                                                              357,643             1,775,537
                                                             ------------------------------
Investing activities
Purchase of fixed assets                                      (58,367)           (1,347,730)
Proceeds on disposal of fixed assets                                -               808,683
                                                             ------------------------------
                                                              (58,367)             (539,047)
                                                             ------------------------------

Change in cash and cash at end of period                            -                     -
                                                             ==============================


    The accompanying notes are an integral part of the financial statements.

(39)

Pultronex Corporation
Notes to Consolidated Financial Statements
August 31, 1999 and December 31, 1998
--------------------------------------------------------------------------------
(expressed in U.S. dollars)


1 Business and basis of presentation

Pultronex Corporation (the "Company") was incorporated in Nevada, August 20, 1999. On August 20, 1999 the shareholders of the Company entered into an agreement to transfer all of their shares in Pultronex Corporation of Alberta to Pultronex Corporation of Nevada in exchange for shares of Pultronex Corporation of Nevada. As a result of that exchange, Pultronex Corporation of Alberta became a wholly owned subsidiary of Pultronex Corporation of Nevada. For financial statement purposes, the Company is considered to be a continuation of Pultronex Corporation of Alberta. Therefore, the financial statements for the period ended August 31, 1999 include the results of operations of Pultronex Corporation of Alberta from the beginning of the period. Comparative figures for the period ended December 31, 1998 are those of Pultronex Corporation of Alberta from April 2, 1998, the date it commenced operations.

The Company is a technology based manufacturing company in the advanced composites industry. The Company's primary product is E-Z Deck, a proprietary fibreglass pultruded material for use in the residential and commercial decking industry. E-Z Deck and other products are marketed through installers and resellers in the United States and Canada.


2. Accounting policies

These financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States. Because the precise determination of many assets, liabilities, revenues and expenses are dependent on future events, the preparation of financial statements for a period necessarily includes the use of estimates and approximations which have been made using careful judgement. Actual results could differ from those estimates. These financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the accounting policies summarized below.

a) Revenue recognition

Revenue from the sale of finished goods is recognized when title to the goods passes to the buyer, which is generally when the product is shipped.

b) Inventory

Raw materials are recorded at the lower of cost and replacement cost. Finished goods are recorded at the lower of cost and net realizable value. Cost is determined on a first in, first out basis and finished goods includes direct labour and an allocation of overhead.

c) Warranty

The Company warrants that its E-Z Deck products will be free from manufacturing defects for life. Warrants costs have not been material to date, and accordingly, no reserves have been provided for.

(40)

Pultronex Corporation
Notes to Consolidated Financial Statements
August 31, 1999 and December 31, 1998
--------------------------------------------------------------------------------
(expressed in U.S. dollars)



d)  Fixed assets

The company records fixed assets at cost. Depreciation on these assets is provided using the declining balance method at the following annual rates:

Plant equipment                               10% and 20%
Computer hardware and software                        30%
Furniture and fixtures                                20%


e) Income taxes

Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and amounts reported in the accompanying consolidated balance sheets, as well as operating losses. Deferred tax assets may be reduced by a valuation allowance if current evidence indicates that it is likely that these benefits will not be realized.

f) Earnings per share

Basic earnings per share is based upon the weighted average common shares outstanding during each year. Diluted earnings per share as the inclusion of common stock equivalents would be antidilutive.

g) Foreign currency translation

The functional currency of the Company is the Canadian dollar. Translation of balance sheet amounts to U.S. dollars is based on exchange rates as of each balance sheet date. Cumulative currency translation adjustments are presented as a separate component of shareholders' equity. Accumulated foreign currency translation balances consisted of a net gain of $77 and loss of $19,966 at August 31, 1999 and December 31, 1998, respectively. The statements of operations and cash flows amounts are translated at the average exchange rates for the period. Transaction gains and losses are included in income as incurred.

h) Recently issued accounting standards

In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", was issued, which established accounting and reporting standards for derivative instruments and hedging activities. In July 1999, FASB issued SFAS No. 137, which delayed the implementation of SFAS No. 133 to make it effective for all fiscal years beginning after June 15, 2000. This statement requires balance sheet recognition of derivatives as assets or liabilities measured at fair value. Accounting for gains and losses resulting from changes in the value of derivatives is dependent on the use of the derivative and whether it qualifies for hedge accounting. The Company has not yet determined the effect the adoption of SFAS No. 133 will have on its financial statements.

(41)

Pultronex Corporation
Notes to Consolidated Financial Statements
August 31, 1999 and December 31, 1998
--------------------------------------------------------------------------------
(expressed in U.S. dollars)




3.  Acquisition

Effective April 1, 1998, the Company acquired the assets of the pultrusion manufacturing division of ZCL Composites Inc. The acquisition has been accounted for by the purchase method and the results of operations have been included since the date of acquisition. The land and building were sold to an unrelated third party on October 1, 1998 and are being leased by the company as described in note 12.

                                                        $

      Assets acquired
           Land and building                       807,546
           Inventory                               705,875
           Plant and equipment                     515,624
           Furniture and fixtures                    6,786
           Patents, trademarks and designs               -
                                                ----------
                                                 2,035,831
                                                ==========
      Consideration
           Cash                                    135,658
           Promissory note                       1,900,173
                                                 ---------
                                                 2,035,831
                                                 =========

4.    Inventory

                                               August 31,           December 31,
                                                     1999                   1998
                                                        $                      $
      Raw materials                                280,658               221,383
      Finished goods                             1,275,959               845,649
                                                ----------             ---------
                                                 1,556,617             1,067,032

(42)

Pultronex Corporation
Notes to Consolidated Financial Statements
August 31, 1999 and December 31, 1998
--------------------------------------------------------------------------------
(expressed in U.S. dollars)


5    Capital assets


                                                                  August 31,
                                                                        1999
                                  ------------------------------------------
                                     Cost       Accumulated              Net
                                        $      depreciation                $
                                                          $

      Plant equipment              573,320            77,537         495,783
      Computer equipment            25,785             3,852          21,933
      Furniture and fixtures        10,083             1,552           8,531
                                  ------------------------------------------
                                   609,188            82,941         526,247
                                  ==========================================

                                                                 December 31,
                                                                         1998
                                  -------------------------------------------
                                     Cost       Accumulated              Net
                                        $      depreciation                $
                                                          $

      Plant equipment              504,351            37,826         466,525
      Computer equipment             9,172             1,032           8,140
      Furniture and fixtures         6,534               490           6,044
                                  ------------------------------------------
                                   520,057            39,348         480,709
                                  ==========================================

The above amounts include $22,701 ($23,053) (1998 - $nil) of capital assets under capital leases and related accumulated depreciation of $3,405 (1998 - $nil). Depreciation of $38,346 (1998 - $39,288) was allocated to cost of goods sold and inventory during the period.



6    Accounts payable and accrued liabilities

                                                  1999         1998
                                                     $            $

      Accounts payable                         520,284      221,069
      Accrued salary and wages                  23,541       14,114
                                               --------------------
                                               543,825      235,183
                                               ====================

(43)

Pultronex Corporation
Notes to Consolidated Financial Statements
August 31, 1999 and December 31, 1998
--------------------------------------------------------------------------------
(expressed in U.S. dollars)



7    Note payable

The note payable at December 31, 1998 was fully repaid in the period ended August 31, 1999. It was originally repayable in monthly instalments of $167,135 plus interest at 7.5% per year. A general security agreement covering all present and after acquired personal property except for capital assets was pledged as collateral at December 31, 1998.


8    Obligations under capital leases

Obligations under capital leases comprise two leases which are repayable in blended monthly payments of $624, interest at 5.80% maturing June 23, 2002 and blended monthly payments of $109, interest at 5.17% maturing May 1, 2002. The future minimum lease payments under capital leases for each of the next three years and in total are:


                                                August 31,       December 31,
                                                      1999               1998
                                                         $                  $


      2000                                       8,796                 -
      2001                                       8,796                 -
      2002                                       6,597                 -
                                               -------------------------------
                                                24,189                 -

      Less:  Amounts representing interest       3,278                 -
                                               -------------------------------
                                                20,911                 -
      Balance of obligation

      Less:  Current portion                     6,781                 -
                                               -------------------------------
                                                14,130                 -
                                               ===============================

Specifc leased equipment with a net book value of $19,296 has been pledged as collateral for obligations under capital leases.




                                      F-11
(44)

Pultronex Corporation
Notes to Consolidated Financial Statements
August 31, 1999 and December 31, 1998
--------------------------------------------------------------------------------
(expressed in U.S. dollars)



9    Long-term debt and bank indebtedness

                                                    August 31,      December 31,
                                                          1999              1998
                                                             $                 $

      Bank loan payable, principal of $3,901 plus
       interest at prime plus 1.5% payable monthly,
       due October 31, 2003                           194,979            221,058

      Less:  Current portion                           46,811             45,750
                                                    ----------------------------
                                                      148,168            175,308
                                                    ============================

Principal payments required in each of the next five years are as follows:

                                                        $

       2000                                        46,811
       2001                                        46,811
       2002                                        46,811
       2003                                        46,811
       2004                                         7,735
                                                  -------
                                                  194,979
                                                  =======


Bank indebtedness bears interest at prime plus 1.0% payable monthly. The Company has a $668,540 operating line of credit based on qualified accounts receivable and inventory of which $163,360 is available at August 31, 1999.

A general security agreement creating a first charge over all present and after acquired assets of the Company, limited guarantees from certain shareholders and an assignment of insurance proceeds have been pledged as collateral for the bank indebtedness and long-term debt.

(45)

Pultronex Corporation
Notes to Consolidated Financial Statements
August 31, 1999 and December 31, 1998
--------------------------------------------------------------------------------
(expressed in U.S. dollars)

10    Income taxes

The provision for income taxes differs from the amount computed by applying the federal statutory income tax rates to the company's loss for the periods ended August 31, 1999 and December 31, 1998 as follows:

                                              August 31,          December 31,
                                                    1999                  1998
                                                       $                     $

    Net earnings for the year                     73,844                94,158
                                                 -----------------------------
    Income tax at Canadian statutory rate         14,117                18,000

    Difference between U.S. and Canadian
     statutory rates on U.S. earnings                  -                     -

    Other                                           (238)                  (15)
                                                 ------------------------------
                                                  13,879                17,985
                                                 ==============================



Future income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. As at August 31, 1999 and December 31, 1998 the full amount of the future tax liability is the result of a difference between the tax value and book value for accounting purposes of capital assets. There was no valuation allowance at August 31, 1999 or December 31, 1998.

11   Share capital

During the period ended August 31, 1999, 1,511,560 (December 31, 1998 - 1,390,908) Class A common shares were issued for cash proceeds of $600,811 (December 31, 1998 - $870,212). During the period ended August 31, 1999, advances from shareholders of $108,040 were converted into 106,421 Class A common shares at a conversion rate of $0.985 per common share. During the period ended December 31, 1998, 195,454 Class A common shares were repurchased by the company for proceeds of $166,540. A premium on redemption in the amount of $55,086 was charged to retained earnings.

On August 23, 1999, the Company issued an offering memorandum for the sale of up to 1,000,000 units, each consisting of one share of common stock and one common stock purchase warrant. Each warrant entitles the holder to acquire an additional share of common stock for $2.00 per share at any time up to 5:00 p.m. on the last day of the eighteenth month following the first month in which the shares are listed for trading. The warrants may be called by the Company upon thirty days written notice to the holders at $0.05 per warrant provided that the closing bid price for the Company's common stock as reported by its trading market has been not less than $4.00 per share for twenty consecutive trading days. The offering price is $1.00 per unit with a minimum offering of 250,000 units and a maximum of 1,000,000 units. The offer expires October 31, 1999. No proceeds were received from the offering by August 31, 1999.

(46)

Pultronex Corporation
Notes to Consolidated Financial Statements
August 31, 1999 and December 31, 1998
--------------------------------------------------------------------------------
(expressed in U.S. dollars)


12    Commitments

The Company is committed to a building lease, initiated on October 1, 1998 and expiring on September 30, 2008.

Payments required for each of the next five years and in total are as follows:

                                                            $

           2000                                        88,247
           2001                                        88,247
           2002                                        88,247
           2003                                        88,247
           2004                                        88,247
           Thereafter                                 272,095
                                                    ---------
                                                      713,330
                                                    =========


13    Statement of cash flows

                                                August 31,        December 31,
                                                      1999                1998
                                                         $                   $

      Accounts receivable                          (232,434)          (407,636)
      Prepaid expenses and deposits                 (13,632)           (98,772)
      Inventory                                    (459,501)        (1,108,271)
      Accounts payable                              299,710            244,273
      Income taxes payable                          (10,376)            14,455
                                                 -----------------------------
                                                   (416,233)        (1,355,951)
                                                 =============================




14    Segment information

The Company's assets are located in Nisku, Alberta, Canada. The Company earns substantially all of its revenue from the sale of pultruded fibreglass products for use in the residential and commercial decking industry. Sales to external customers in the United States and Canada accounted for 70% and 30% respectively of the Company's total sales for the period ended August 31, 1999. Sales to external customers in the United States and Canada accounted for 60% and 40% of the Company's total sales for the period ended December 31, 1998.

(47)

Pultronex Corporation
Notes to Consolidated Financial Statements
August 31, 1999 and December 31, 1998
--------------------------------------------------------------------------------
(expressed in U.S. dollars)



15   Financial instruments

Financial instruments that potentially subject the company to significant concentration of credit risk consist primarily of accounts receivable. Accounts receivable are typically unsecured and the company is exposed to credit risk to the extent of non-performance by third parties in the payment of these amounts.

The Company earned 16% and 9% of its revenue from one customer for the periods August 31, 1999 and December 31, 1998, respectively and 15% and 5% of its receivables were with one customer as at August 31, 1999 and December 31, 1998, respectively.

The Company has estimated fair value of its financial instruments which include accounts receivable, bank indebtedness, note payable, income tax payable, accounts payable and accrued liabilities, obligations under capital leases, long-term debt and advances from shareholders. The Company has used valuation methodologies and market information available as of year end and has determined that for such financial instruments, the carrying amounts approximate fair value in all cases except as follows:

       Advances from shareholders

     The Company's $nil (December 31, 1998-$105,848) current portion of advances to shareholders are non-interest bearing. As a result, the company believes the fair value of this obligation to be less than the carrying value at December 31, 1998. However, due to the ncertainty as to the eventual repayment date of this obligation, the Company is unable to estimate the fair value.


16    Subsequent events

     a) Private offering memorandum

     On October 31, 1999, the offering memorandum dated August 23, 1999 described in note 11 was completed. Net proceeds from the offering were $675,351 from the issue of 990,700 shares of common stock and 90,700 warrants.

      b)   Stock option plan

     The company adopted a stock option plan on December 15, 1999. The plan reserved 2,000,000 shares for grant or issuance upon the exercise of options granted under the plan. Stock options will be granted by the Board of Directors or a compensation committee of the Board of Directors. The exercise price for options granted will be the fair market value of the common stock at the time of the grant if a public market develops for the stock or not less than the most recent price at which the company had sold its common stock.

(48)

Pultronex Corporation
Notes to Consolidated Financial Statements
August 31, 1999 and December 31, 1998
--------------------------------------------------------------------------------
(expressed in U.S. dollars)



     c) Shares issued for services

     On December 15, 1999, the company issued 288,620 common shares in exchange for services of employees and non-employees of the company. The issue of the common shares was accounted for in accordance with FAS 123. Accordingly, the company recorded the issue of the shares at an estimated fair value of $1 per common share with a corresponding entry to compensation and other expense.

     d) SB-2 Registration

     On May 24, 2000, the Company filed a Form SB-2 Registration Statement registering 2,180,400 shares of common stock.

17    Comparative figures

Certain prior period comparative figures have been reclassified to conform with the current period's presentation.

(49)

PULTRONEX CORPORATION

Consolidate Fincnaical Statements
(Unaudited)
February 29, 2000
(expressed in U.S. dollars)

(50)

Pultronex Corporation
Consolidated Balance Sheet
(Unaudited)
As at February 29, 2000
--------------------------------------------------------------------------------
(expressed in U.S. dollars)
                                                      February 29,    August 31,
                                                              2000          1999
                                                       (Unaudited)

ASSETS
------
Current assets
Accounts receivable                                        742,814       636,702
Income taxes recoverable                                    89,417             -
Prepaid expenses and deposits                               76,843       111,093
Inventory                                                1,765,637     1,556,617
                                                      --------------------------

                                                         2,674,711     2,304,412

Capital assets                                             548,718       526,247
                                                      --------------------------

                                                         3,223,429     2,830,659
                                                      --------------------------
LIABILITIES
-----------
Current liabilities
Bank indebtedness                                          270,386       505,180
Accounts payable                                           277,275       543,825
Income taxes payable                                             -         3,744
Current portion of obligations under capital lease           6,995         6,781
Current portion of long-term debt                           48,290        46,811
                                                      --------------------------

                                                           602,946     1,106,341

Obligation under capital lease                              10,770        14,130

Long-term debt                                             128,703       148,168

Future income taxes                                         34,810        13,772
                                                      --------------------------

                                                           777,229     1,282,411
                                                      --------------------------
SHAREHOLDERS' EQUITY
--------------------
Share capital                                          2,448,247      1,467,609
Retained earnings                                        (64,240)        80,562
Accumulated other comprehensive income                    62,193              77
                                                      --------------------------

                                                         2,446,200     1,548,248
                                                      --------------------------

                                                         3,223,429     2,830,659
                                                      --------------------------

(51)

Pultronex Corporation
Consolidated Statement of Earnings
(Unaudited)
For the period ended February 29
--------------------------------------------------------------------------------
(expressed in U.S. dollars)

                                                 Three Months               Six Months
                                              1999          1998        2000         1999
                                                  (unaudited)               (unaudited)


Revenues                                   429,997      387,659      858,689     528,994

Cost of sales                              214,241      251,353      498,993     336,079
                                        -------------------------------------------------

                                           215,756      136,305      359,696     192,915
                                        -------------------------------------------------

Expenses
Selling, General and Administration        206,614      148,711      484,181      267,519
Depreciation                                17,925       13,078       36,046      27,956
Financing                                   16,139        5,036       50,799      27,491
                                        -------------------------------------------------

                                           240,678      166,285      571,027     322,966
                                        -------------------------------------------------

Loss before income taxes                  (24,922)      (29,980)   (211,331)    (130,050)

Income taxes (recovery)                    (7,808)      (10,426)    (66,528)     (45,806)
                                        -------------------------------------------------

Net loss for the period                   (17,114)      (19,554)   (144,802)     (84,245)
                                        -------------------------------------------------

Basic and diluted loss per share            (0.01)        (0.03)      (0.04)       (0.07)
                                        -------------------------------------------------

                                                 #             #           #            #

Basic average shares outstanding         2,940,578       576,684   3,253,793    1,238,402
                                        -------------------------------------------------



                                      F-19
(52)

Pultronex Corporation
Consolidated Statement of Cash Flow
(Unaudited)
For the six-month period ended February 29
--------------------------------------------------------------------------------
(expressed in U.S. dollars)
                                                           2000            1999
                                                    (unaudited)     (unaudited)

Cash provided by (used in)

Operating activities
Net earnings for the period                           (144,802)        (84,245)
Items not affecting cash
      Depreciation                                       36,046         27,956
      Future income taxes                                20,309        (53,134)
      Gain on sale of building                                -         (1,070)
                                                  -----------------------------

                                                       (88,447)       (110,493)

Net change in non-cash working capital items          (574,903)       (393,582)
                                                  -----------------------------

                                                      (663,350)       (504,075)
                                                  -----------------------------
Financing activities
Increase in bank indebtedness                         (248,218)         160,603
Issuance of common shares                            1,324,421          471,682
Share issue costs                                     (343,349)               -
Redemption of common shares                                   -       (111,271)
Premium on redemption of common shares                        -        (54,996)
Advances from shareholders                                    -         291,667
Repayment of note payable                                     -     (1,243,293)
Proceeds from long-term debt                                  -         229,028
Repayment of long-term debt                            (23,901)        (11,455)
Repayment of obligation under capital lease             (3,768)               -
                                                  -----------------------------


                                                        705,185       (268,035)
                                                  -----------------------------


Investing activities
Purchase of fixed assets                               (41,835)         (7,654)
Proceeds on disposal of fixed assets                          -        779,764
                                                  -----------------------------

                                                       (41,835)         772,110
                                                  -----------------------------

Change in cash and cash at end of period                      -               -
                                                  -----------------------------

                                      F-20
(53)

Pultronex Corporation
Notes to Consolidated Financial Statements
(Unaudited)
February 29
--------------------------------------------------------------------------------

1.       Business and basis of presentation

Pultronex Corporation (the "Company") was incorporated in Nevada, August 20, 1999. On August 20, 1999 the shareholders of the Company entered into an agreement to transfer all of their shares in Pultronex Corporation of Alberta to Pultronex Corporation of Nevada in exchange for shares of Pultronex Corporation of Nevada. As a rersult of that exchange, Pultronex Corporation of Alberta became a wholly owned subsidiary of Pultronex Corporation of Nevada. For financial statement purposes, the Company is considered to be a continuation of Pultronex Corporation of Alberta. Therefore, the financial statements for the period ended February 29, 2000 include the results of operations of Pultronex Corporation of Alberta from the beginning of the period. Comparative figures for the six months period ended February 29, 1999 are those of Pultronex Corporation of Alberta.

The unaudited financial statements for the six months ended February 29, 2000 have been prepared in accordance with United States generally accepted principles. In the opinion of management, these unaudited financial statements include all adjustments necessary for fair presentation of the financial position, the results of operations and cash flows. The results of operations for the six months ended February 29, 2000 are not necessarily indicative of results that may be achieved for the year ending August 31, 2000 or any future period.

2.       Foreign currency translation

The functional currency of the Company is the Canadian dollar. Translation of balance sheet amounts to U.S. dollars is based on exchange rates as of each balance sheet date. Cumulative currency translation adjustments are presented as a separate component of shareholders' equity. The statements of operations and cash flows amounts are translated at the average exchange rates for the period. Translation gains and losses are included in income as incurred.

3.       Share capital
During the six months ended February 29, 2000, the company had the following share capital transactions:

                                                     Shares           $

     Balance - August 31, 1999                    2,813,435    1,467,609

     Issued during the period pursuant to
             Private Offering Memorandum            990,700      990,700

     Issued during the period for cash               28,000         28,000

     Options issued                                       -         16,667

     Shares issued for services                     288,620      288,620

     Costs of issue                                       -      (343,349)
                                             -----------------------------

                                                  3,832,135      2,448,247
                                             -----------------------------


On May 24, 2000, the Company filed a Form SB-2 Registration Statement registering 2,180,400 shares which includes 990,700 shares of common stock underlying outstanding warrants. Each warrant entitles the holder to acquire an additional common share at US$2.00 per common share.

(54)

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES UNDERLYING THE CLASS A WARRANTS OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES AND THE CLASS A WARRANTS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

TABLE OF CONTENTS

Prospectus Summary                                    2
Risk Factors                                          3
Where You Can Get Additional Information              4
Management's Discussion and Analysis                  5
of Financial Condition
Pultronex and its Business                            9
Security Ownership of Management and
Principal Shareholders                               21
Management                                           22
Certain Transactions                                 26
Market for Pultronex's Common Stock
and Related  Stockholder  Matters                    26
Description of Securities                            27
Selling Securities Holders                           28
Selling Securities Holders Plan of Distribution      30
Transfer and Warrant Agent                           31
Legal Matters                                        31
Independent Public Accountant                        31
Financial Statements                                F-1

UNTIL ______, 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                              PULTRONEX CORPORATION
                                      LOGO
                            -------------------------
                                   PROSPECTUS
                            -------------------------


(55)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 11 of the Company's By-laws provides that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under
Article 11.

Nevada Revised Statutes Section 78.7502 provides for discretionary and mandatory indemnification of officers, directors, employees and agents as follows:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal proceeding, except by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which was reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the person in connection

(56)
with the defense or settlement of the action or suit if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.


Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify the person against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

Nevada Revised Statutes Section 78.751 requires authorization for discretionary indemnification; advancement of expenses and limitation on indemnification and advancement of expenses as follows:

1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

          (a)  By the stockholders;

          (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

          (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

          (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC Filing Fee                     1,200
NASD Filing Fee                       na
Printing Expenses                 10,000
Accounting Fees and Expenses      15,000
Legal Fees and Expenses           25,000
Blue Sky Fees and Expenses         5,000
      Total Estimated Expenses   $56,200

(57)

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant sold securities which were not registered under the Securities Act of 1933, as amended, as follows:

Shares Exchanged for Pultronex Alberta

Date              Name                              # of  Shares   Consideration
--------------------------------------------------------------------------------

08/20/99          Gordon Buchanan Enterprises, Ltd.    500,000    Share Exchange
08/20/99          Greg Arnold Buchanan                 500,000    Share Exchange
08/20/99          Virendra Delhon                      390,000    Share Exchange
08/20/99          Atul K. Mehra                        290,637    Share Exchange
08/20/99          Jarnail Sehra                        267,820    Share Exchange
08/20/99          Satinder Purewal                     224,000    Share Exchange
08/20/99          Pal S. Purewal                       160,103    Share Exchange
08/20/99          Chander Sharma                       100,000    Share Exchange
08/20/99          Talvinder Sehra                       91,675    Share Exchange
08/20/99          Mayva Singh Dhariwal &
08/20/99          Balwinder Kaur Dhariwal, JTWROS       80,000    Share Exchange
08/20/99          Krishen Mehra                         59,495    Share Exchange
08/20/99          Manjinder S. Dhariwal                 50,000    Share Exchange
08/20/99          Dennis Pelletier                      40,000    Share Exchange
08/20/99          Don Ayliffe                           33,334    Share Exchange
08/20/99          John Schelter                         16,667    Share Exchange
08/20/99          Garnet Wahlund                        15,000    Share Exchange
08/20/99          Angela Verma                           9,363    Share Exchange
08/20/99          Bernice Sambor                         8,000    Share Exchange
08/20/99          Gary Loblick                           3,000    Share Exchange
08/20/99          Jay Wahlund                            2,000    Share Exchange
08/20/99          Kuldip Delhon                            341    Share Exchange


Shares issued in Regulation D Offering

Date of
Subscription      Name                           # of Units   Consideration
--------------------------------------------------------------------------------
09/10/99          Tatum Investments Inc.          100,000     $100,000
09/12/99          Lynne B. Johnson                 50,000      $50,000
09/21/99          Jeffery J. Tempas                 5,000       $5,000
09/22/99          Leslie Gibbs &                   10,000      $10,000
                  Gwen Gibbs JTWROS
09/24/99          345439 Alberta Ltd               40,000      $40,000
09/25/99          Richard Dickerson                10,000      $10,000
10/05/99          Lynne B. Johnson                 17,000      $17,000
10/11/99          George Mouchette &               20,000      $20,000
                  Victoria Mouchette JTWROS

(58)

10/11/99          Rhoda Davis &                    20,000      $20,000
                  C. Victoria Mouchette JTWROS
10/12/99          Will Inns Ltd.                   40,000      $40,000
10/15/99          James J. Caffes &                 7,500       $7,500
                  Sandra M. Caffes JTWROS
10/15/99          Wheaton Investment Group          5,000       $5,000
10/18/99          Ken Gaine &                      10,000      $10,000
                  Patricia A. Gaine JTWROS
10/19/99          Gregg Funfar                     10,000      $10,000
10/19/99          Robert C. Hedrick &               5,000       $5,000
                  Mary Hedrick JTWROS
10/19/99          Shawn Funfar                      1,200       $1,200
10/20/99          Stephen A. Reno &                 7,500       $7,500
                  Judy L. Reno JTWROS
10/22/99          269-5341 Canada Ltd.             10,000      $10,000
10/22/99          John Phillips &                   3,000       $3,000
                  Joanne Phillips  JTWROS
10/23/99          Roger Walklin &                  15,000      $15,000
                  Judy Walklin  JTWROS
10/25/99          Mladen Dundur                     1,000       $1,000
10/25/99          Neil T. Enright                  50,000      $50,000
10/26/99          Donna B. Cueroni                  2,000       $2,000
10/26/99          James C. Irwin &                  1,000       $1,000
                  LaVerne G. Irwin TENCOM
10/26/99          Marilyn J. Hoffart &              1,500       $1,500
                  Elias Hoffart JTWROS
10/26/99          Richard P Cueroni &               2,000       $2,000
                  Elizabeth H. Cueroni TENCOM
10/27/99          Andrew Loschiavo &                2,000       $2,000
                  Lori Loschiavo JTWROS
10/27/99          Beth Palmer &                     5,000       $5,000
                  David Stewart Palmer JTWROS
10/27/99          Douglas J. Driver                 1,000       $1,000
10/27/99          John W. Bishop &                 10,000      $10,000
                  Susan B. Bishop  JTWROS
10/27/99          Terry J. Swift                    1,000       $1,000
10/28/99          John M. Fore &                    5,000       $5,000
                  Donna L. Fore TENCOM
10/29/99          352649 Alberta Ltd               10,000      $10,000
10/29/99          Carl K. Myers &                 100,000     $100,000
                  Patricia A. Myers JTWROS
10/29/99          Christopher L. Eades              1,000       $1,000
10/29/99          Curtis Williams                   1,000       $1,000
10/29/99          Davis F. Briggs &                 1,000       $1,000
                  Jean Fowler Biggs JTWROS
10/29/99          George G. Harris                 15,000      $15,000
10/29/99          Heritage Nurseries Ltd           10,000      $10,000
10/29/99          Joel W Gray &                     1,000       $1,000
                  Karen S Gray JTWROS
10/29/99          Karen Brock &                     1,000       $1,000
                  Sam Brock JTWROS
10/29/99          Marc Andre Guilbault             10,000      $10,000
10/29/99          Mehnga Matharu                  100,000     $100,000
10/29/99          Rosealta Mortgage Corporation    10,000      $10,000
10/29/99          Thomas B. Chesnut                 1,000       $1,000
10/29/99          W. Gordon Buchanan              250,000     $250,000

(59)

10/30/99          Robert V. Cella &                 1,000       $1,000
                  Cathy A. Cella JTWROS
10/31/99          Sandra Esposito                  10,000      $10,000
10/31/99          Tylere Couture &                  1,000       $1,000
                  Rick Couture, JTWROS

Shares Issued for Services

Date of
Grant             Name                       # of  Shares     Consideration
--------------------------------------------------------------------------------
12/15/99          Barry Verge                       1,110      Services
12/15/99          Bradley Fleming                   1,120      Services
12/15/99          Brian Verge                         800      Services
12/15/99          Cyril Benolkin                    1,410      Services
12/15/99          Darryl Hodgson                    1,900      Services
12/15/99          Dennis Bacon                      1,710      Services
12/15/99          Dennis Brovarone                 25,000      Services
12/15/99          Douglas Kolbe                     1,120      Services
12/15/99          Gary Loblick                     12,500      Services
12/15/99          John Phillips                     1,310      Services
12/15/99          Kuldip Delhon                    18,750      Services
12/15/99          Luc Guilbault                    35,000      Services
12/15/99          Majid Sarkhoshfard                  850      Services
12/15/99          Michael Barker                    1,420      Services
12/15/99          Michael Scott Connors               550      Services
12/15/99          Mitar-Mili Komnenovic               600      Services
12/15/99          Mladen Dundur                     1,710      Services
12/15/99          Paul Hartzog                      5,000      Services
12/15/99          Rob Perrin                        1,610      Services
12/15/99          Robert Adsit                    174,000      Services
12/15/99          Touryalai Sistani                   600      Services
12/15/99          Wei Zhi Huang                       550      Services

Shares Exchanged for Pultronex Alberta

The shares were exchanged for an equal number of shares held in Pultronex Corporation (the Alberta corporation). The shareholders are officers and directors of the Nevada corporation and or the Alberta corporation, their family members or employees of the Alberta corporation. The shareholders were provided and had unlimited access to all material information regarding the Company as a result of their relationship or employment with the Company or its officers and directors. The August 20, 1999 date is the date of the Exchange Agreement when 100% of the Alberta shares were committed to be exchanged for Nevada shares. However, 28,000 shares of the Alberta corporation had not been paid for until subsequent to August 31, 1999. With respect to the sales made, the Company relied on Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Company. The Company believes that each shareholder was a sophisticated investor at the time of the exchange of shares.

Shares issued in Regulation D Offering

The Registrant was not a reporting company pursuant to the Securities Exchange

(60)

Act of 1934 nor was it a development stage company with no business plan. Thus it was eligible to rely upon Rule 504. Moreover, Rule 504 was available in that the Registrant sold less than $1,000,000 of securities in the previous 12 month period and the purchasers were unaffiliated investors. The Units, consisting of one share of stock and one warrant to acquire an additional share were sold at $1.00 per Unit in September and October, 1999 pursuant to the Rule 504 safe harbor. These sales were entirely private transactions pursuant to which all material information as specified in Rule 502(b)(2) was made available to the purchasers. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Company. The Company does not believe the Shares sold pursuant to the above described Exchange or granted for Services described below should be integrated into this offering due to the different consideration and purposes of these other sales.

Shares issued for Services

The shares issued for services are for compensation to the Company's employees, consultants and legal counsel pursuant to the exemption contained in Section 4(2) of the Securities Act. The shareholders were provided and had unlimited access to all material information regarding the Company as a result of their employment with the Company. With respect to the sales made, the Company relied on Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Company.

Except for Dennis Brovarone and Robert Adsit, all other persons who were issued shares for services are full time employees of the Company engaged in production, marketing or administrative positions. All of the shares issued were additional compensation to the employees who paid no additional consideration for the shares. Dennis Brovarone is the Company's securities law counsel. Robert Adsit is a consultant engaged to advise the Company on its business development and corporate finance plans. The Company has incurred compensation expense for these shares at $1 per share, totaling $288,620.

ITEM 27.  EXHIBITS.

The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

3.1   -- Articles of Incorporation*
3.2   -- Bylaws*
4.1   -- Form of Warrant*
4.2   -- Form of Common Stock Certificate*
5.1   -- Opinion of Dennis Brovarone, Attorney at Law
10.1  -- Warrant Agreement*
10.2  -- Share Exchange Agreement*
10.3  -- ZCL Asset Purchase and Sale Agreement
10.4  -- R. Day Purchase Agreement
23.1  -- Consent  of Dennis  Brovarone,  Attorney  at Law (see  opinion)
23.2  -- Consent  of   PricewaterhouseCoopers LLP, Chartered Accountants
27.1  -- Financial Data Schedule

*Previously filed

(61)

ITEM 28.  UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

 (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                                      II-7
(62)

                               SIGNATURES

In accordance with the requirements of the Securities Act of 1933 as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Nisku, Alberta on May xx, 2000

PULTRONEX CORPORATION

BY: /s/  Gary Loblick
-----------------------
Gary Loblick, President

/s/ Luc Guilbault
-----------------
Luc Guilbault, Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                        TITLE                                 DATE
/s/      Gary Loblick            President, Chief Operating    May 24, 2000
         ------------            Officer and Director
         Gary Loblick

/s/      Krishen Mehra, Ph.D.    Chairman                      May 24, 2000
         -------------------
         Krishen Mehra, Ph.D

/s/      Kuldip  Delhon          Chief Executive Officer,      May 24, 2000
         --------------          Secretary and Director
         Kuldip  Delhon

/s/      Mave Dhariwal           Director                      May 24, 2000
         -------------
         Mave Dhariwal

/s/      Gary Steadman           Director                      May 24, 2000
         -------------
         Gary Steadman

/s/      Michael Vida            Director                      May 24, 2000
         ------------
         Michael Vida


                                      II-8

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